Exhibit 10.1

EXECUTION

MASTER REPURCHASE AGREEMENT

Dated as of August 13, 2014

by and among

ACRC LENDER ML LLC,

as Seller

and

METROPOLITAN LIFE INSURANCE COMPANY,

as Buyer

i

TABLE OF CONTENTS

(continued)

Page

31.	MISCELLANEOUS	84

ii

ANNEXES, EXHIBITS AND SCHEDULES

ANNEX I	Names and Addresses for Communications between Parties

EXHIBIT I-A	Form of Transaction Request

EXHIBIT I-B	Form of Confirmation

EXHIBIT II	Authorized Representatives of Seller

EXHIBIT III	Underwriting/Due Diligence Checklist

EXHIBIT IV	Form of Compliance Certificate

EXHIBIT V	Form of Power of Attorney

EXHIBIT VI	Representations and Warranties Regarding Individual Purchased Assets

EXHIBIT VII	Organizational Chart

EXHIBIT VIII	Form of Redirection Letter

EXHIBIT IX	Form of Purchased Asset Margin Excess Request

EXHIBIT X	Initial Eligible Assets

EXHIBIT XI	Form of Facility Reduction Notice

SCHEDULE I	Competitors

iii

This MASTER REPURCHASE AGREEMENT (this “Agreement”) is dated as of August 13, 2014, by and between ACRC LENDER ML LLC, a Delaware limited liability company (“Seller”) and METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation (“Buyer”).

1.                                      APPLICABILITY

On the date hereof, the parties will enter into a transaction in which Seller transfers to Buyer the Initial Eligible Assets (as hereinafter defined) against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller such Initial Eligible Assets at a date certain or on demand, against the transfer of funds by Seller (the “Initial Transaction”).  Subsequent to the Initial Transaction, the parties hereto, from time to time and provided that the Facility Outstanding (as hereinafter defined) is less than the Facility Amount (as hereinafter defined), may enter into transactions in which Seller agrees to transfer to Buyer one or more Eligible Assets (as hereinafter defined) in addition to the Initial Eligible Assets against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller such Eligible Assets at a date certain or on demand, against the transfer of funds by Seller.  The Initial Transaction together with each such subsequent transaction shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement, including any supplemental terms or conditions contained in any annexes, exhibits or schedules identified herein as applicable hereunder.

2.                                      DEFINITIONS

“1933 Act” shall mean the Securities Act of 1933, as amended.

“1934 Act” shall have the meaning specified in Section 24(a) of this Agreement.

“Accelerated Repurchase Date” shall have the meaning specified in Section 14(b)(i) of this Agreement.

“Accepted Servicing Practices” shall have the meaning given to such term in the Servicing Agreement.

“Affiliate” shall mean, when used with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person.

“Aggregate Purchase Price Debt Yield” shall mean, with respect to all Purchased Assets in the aggregate and as determined by Buyer, the percentage equivalent of the quotient obtained by dividing (a) the aggregate Updated Underwritten Net Cash Flow from all Mortgaged Properties securing all Purchased Assets, by (b) the aggregate Repurchase Prices for all Purchased Assets.

“Aggregate Purchase Price Loan to Value Ratio” shall mean, with respect to all Purchased Assets in the aggregate and as determined by Buyer in its commercially reasonable discretion, as applicable, a fraction, expressed as a percentage, the numerator of which is the aggregate Repurchase Price of all Purchased Assets, and the denominator of which is the

I-B-1

aggregate Appraised Value of the Mortgaged Property (or Mortgaged Properties) securing all Purchased Assets.

“Agreement” shall mean this Master Repurchase Agreement, dated as of the date hereof, by and between Seller and Buyer, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Alternative Rate” shall have the meaning specified in Section 3(g) of this Agreement.

“Alternative Rate Transaction” shall mean, with respect to any Pricing Rate Period, any Transaction with respect to which the Pricing Rate for such Pricing Rate Period is determined with reference to the Alternative Rate. For the avoidance of doubt, the Price Differential with respect to any Transaction that is an Alternative Rate Transaction shall be calculated with respect to the applicable Pricing Rate (i.e., the Alternative Rate) in the manner described in the defined term “Price Differential”.

“Applicable Amortization Percentage” shall mean, with respect to any Purchased Asset, (i) during the period commencing on the Closing Date and ending on August 12, 2017, the product of (x) 1.00 times (y) the Purchase Price Percentage for such Purchased Asset, (ii) during the period commencing on August 13, 2017 and ending on August 12, 2018, the product of (x) 1.075 times (y) the Purchase Price Percentage for such Purchased Asset, and (iii) during the period commencing on August 13, 2018 and ending on January 12, 2018, the product of (x) 1.15 times (y) the Purchase Price Percentage for such Purchased Asset.  Notwithstanding anything contained in this Agreement to the contrary, in no event shall the Applicable Amortization Percentage apply or be deemed to apply to any payments hereunder to cure a Margin Deficit or to any partial or full prepayment of the applicable Repurchase Price(s) in connection with the cure of any Credit Event.

“Applicable Spread” shall have the meaning specified in the Fee Letter.

“Appraisal” shall mean an MAI appraisal of the related Mortgaged Property from an Independent Appraiser, complying with the requirements of the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time, conducted in accordance with the standards of the American Appraisal Institute and in form and substance acceptable to Buyer.

“Appraised Value” shall mean, with respect to any Purchased Asset, the as-is value of the underlying Mortgaged Property securing such Purchased Asset, as determined by Buyer in its commercially reasonable discretion based on (but not necessarily equal to) either the initial Appraisal or, as applicable, the most recent Appraisal delivered by Seller to Buyer pursuant to the terms of this Agreement.

“Assignment of Leases” shall mean, with respect to any Mortgaged Property, an assignment of leases under the related Mortgage, or a separate assignment of leases, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein such Mortgaged Property is located to reflect the assignment of leases.

“Assignment of Mortgage” shall mean, with respect to any Mortgage, an assignment of the mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the assignment of the Mortgage, subject to the terms, covenants and provisions of this Agreement.

“Authorized Representative of Seller” shall mean each of the natural persons listed on Exhibit II, as such Exhibit II may be updated by Seller by written notice to Buyer.

“Available Income” shall mean, all Income other than the Underlying Purchased Asset Reserves.

“Bailee Agreement” shall have the meaning specified in the Custodial Agreement.

“Bailee Trust Receipt” shall have the meaning specified in the Custodial Agreement.

“Bankruptcy Code”  shall mean Title 11 of the United States Code (11 U.S.C. § 101, et seq.), as amended, modified or replaced from time to time.

“Blocked Account Agreement” shall mean the Blocked Account Agreement (Cash Management Account), dated on or about August 13, 2014, by and among the Depository, Seller and Buyer establishing the Cash Management Account, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Business Day” shall mean a day other than (i) a Saturday or Sunday, or (ii) a day in which the New York Stock Exchange or banks in the State of New York are authorized or obligated by law or executive order to be closed.  When used with respect to a Pricing Rate Determination Date, “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in London, England are closed for interbank or foreign exchange transactions.

“Buyer” shall mean Metropolitan Life Insurance Company, or any successor or permitted assign.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including, without limitation, any and all member or other equivalent interests in any limited liability company, and any and all warrants or options to purchase any of the foregoing.

“Cash Management Account” shall mean a segregated non-interest bearing account, in the name of Seller, for the benefit of Buyer, established at the Depository, bearing the account number set forth in the Blocked Account Agreement.

“Cash Sweep Trigger Period” shall mean (a) the period commencing on and including the occurrence of a Debt Yield Cash Sweep Trigger Event until such time, if any, as a Debt Yield Cash Sweep Trigger Cure shall have occurred with respect to such Debt Yield Cash Sweep Trigger Event (and provided that no additional Debt Yield Cash Sweep Trigger Event shall have occurred and be continuing) and (b) the period commencing on and including January 13, 2019 until the Facility Termination Date.

“Change of Control” shall mean any of the following events has occurred without the prior written approval of Buyer:

(a)                                 the consummation of a merger or consolidation of Guarantor with or into another entity or any other reorganization of Guarantor pursuant to which Guarantor is not the surviving entity following such merger, consolidation or reorganization; or

(b)                                 any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a percentage of the total voting power of all classes of Capital Stock of Guarantor entitled to vote generally in the election of directors, of thirty-five percent (35%) or more; or

(c)                                  Servicer shall cease to be one-hundred percent (100%) owned and controlled, of record and beneficially, directly or indirectly, by Ares Management LLC or Guarantor; or

(d)                                 Guarantor shall cease to own and control, of record and beneficially, directly or indirectly, 100% of the outstanding Capital Stock of Seller; or

(e)                                  Guarantor shall cease to maintain its status as a publicly traded REIT; or

(f)                                   a transfer of all or substantially all of Guarantor’s assets (excluding any transfer in connection with any securitization transaction or any repurchase or other similar transactions in the ordinary course of Guarantor’s business).

“Closing Date” shall mean the date hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean all of the property pledged pursuant to Sections 6(a) and 6(d) of this Agreement and each Seller Hedging Transaction pledged under any Seller Hedge Pledge Agreement.

“Collection Period” shall mean with respect to the Remittance Date in any month, the period beginning on but excluding the Cut-off Date in the month preceding the month in which such Remittance Date occurs and continuing to and including the Cut-off Date immediately preceding such Remittance Date.  The parties acknowledge and agree that the Collection Period with respect to the Initial Remittance Date shall be the period beginning on but excluding the Closing Date and continuing to and including the Cut-off Date immediately preceding the Initial Remittance Date.

“Commitment Fee” shall have the meaning specified in the Fee Letter.

“Competitor” shall mean the entities listed on Schedule I.

“Confidential Information” shall have the meaning specified in Section 16 of this Agreement.

“Confirmation” shall have the meaning specified in Section 3(b) of this Agreement.

“Control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and affairs of a Person, including investment decisions, whether through the ownership of voting securities, by contract or otherwise and “Controlling,” “Controlled” and “under common Control” shall have meanings correlative thereto.  For purposes of this definition, debt securities that are convertible into common stock will be treated as voting securities only when converted.

“Credit Event” shall mean, with respect to any Purchased Asset, the occurrence of any of the following events, or with respect to any Purchased Asset, Seller or Guarantor, the occurrence of any of the events set forth in clause (iii) below, as determined by Buyer in its sole and absolute discretion:

(i)                                     with respect to any Purchased Asset:

(A)                               an Insolvency Event with respect to any Mortgagor or other obligor with respect to such Purchased Asset; or

(B)                               any monetary “default” or material non-monetary “default” or “event of default” under and as defined in the Purchased Asset Documents with respect to such Purchased Asset occurs; or

(C)                               Buyer determines that any tenant at a Mortgaged Property relating to the Purchased Asset is a Prohibited Person; or

(D)                               the Purchase Price Debt Yield with respect to a Purchased Asset equals less than 6.5%; or

(E)                                if the Purchase Price Loan to Value Ratio with respect to a Purchased Asset is greater than 60%; or

(ii)                                  with respect to all Purchased Assets:

(A)                               the Aggregate Purchase Price Debt Yield for all Purchased Assets is less than (a) for the period commencing on the Closing Date and ending on the initial Facility Termination Date (i.e., August 12, 2017), 7.0% (provided, however, that for purposes of this clause (a), upon the occurrence of a Specified Lease Event, the First Eligible Asset will not be included in the calculation of Aggregate Purchase Price Debt Yield for all Purchased Assets during the period from the Specified Renewal Date through May 31, 2016), (b) for the period commencing on August 13, 2017 and ending on August 12, 2018, 8.0%, and (c) for the period commencing on August 13, 2018 and ending on August 12, 2019, 9.0%; or

(B)                               the Aggregate Purchase Price Loan to Value Ratio for all Purchased Assets equals more than 55%; or

(iii)                               any other event with respect to a Purchased Asset, Seller or Guarantor, as applicable, which (A) will likely result in a Material Adverse Change or (B) could materially adversely affect a Purchased Asset or the related Mortgagor’s ability to perform its obligations under such Purchased Asset, each as determined by Buyer in its commercially reasonable discretion exercised in good faith; provided, that, for the avoidance of doubt, a Credit Event as described in this clause (iii) shall not be deemed to have occurred based solely on any disruption in the commercial mortgage-backed securities markets, capital markets or credit markets or any other event that, in each case, results in an increase or decrease of interest rate spreads or other similar benchmarks (including without limitation treasuries, interest rate swaps, LIBOR or the Prime Rate); or

(iv)                              with respect to Hotel Purchased Assets:

(A)                               at any time after August 13, 2015, if the aggregate Repurchase Price of all Hotel Purchased Assets exceeds 25% of the Facility Outstanding; or

(v)                                 the occurrence and continuance of an Event of Default.

“Credit Event Date” shall mean the date on which a Credit Event occurs.

“Custodial Agreement” shall mean the Custodial Agreement, dated as of August 13, 2014, by and among the Custodian, Seller and Buyer, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Custodial Delivery” shall have the meaning specified in the Custodial Agreement.

“Custodian” shall mean Wells Fargo Bank, National Association, or any successor Custodian appointed by Buyer with the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed).

“Cut-off Date” shall mean the tenth (10th) calendar day of each month or such other day as is mutually agreed to by Seller and Buyer.

“Debt Yield Cash Sweep Trigger Event” shall mean such time, if any, as the Aggregate Purchase Price Debt Yield for all Purchased Assets is (a) at any time during the period commencing on the Closing Date and ending on the initial Termination Date (i.e., August 12, 2017), equal to or greater than 7.0% (it being acknowledged and agreed that in the event that the Aggregate Purchase Price Debt Yield is less than 7.0% during such period that the same shall constitute a Credit Event under clause (ii)(A) of the definition thereof) but less than 7.5% (provided, however, that for purposes of this clause (a), upon the occurrence of a Specified Lease Event, the First Eligible Asset will not be included in the calculation of Aggregate Purchase Price Debt Yield for all Purchased Assets during the period from the Specified Renewal Date through May 31, 2016), (b) at any time during the period commencing on August 13, 2017 and ending on August 12, 2018, equal to or greater than 8.0% (it being acknowledged and agreed that in the event that the Aggregate Purchase Price Debt Yield is less than 8.0% during such period that the same shall constitute a Credit Event under clause (ii)(A) of the definition thereof) but less than 8.5%, and (c) at any time during the period commencing on August 13, 2018 and ending on August 12, 2019, equal to or greater than 9.0% (it being acknowledged and agreed that in the event that the Aggregate Purchase Price Debt Yield is less than 9.0% during such period that the same shall constitute a Credit Event under clause (ii)(A) of the definition thereof) but less than 9.5%.

“Debt Yield Cash Sweep Trigger Cure” shall mean (a) with respect to any Debt Yield Cash Sweep Trigger Event referenced in clause (a) of the definition thereof, in the event that as of any date subsequent to the occurrence of such Debt Yield Sweep Trigger Event and prior to the initial Termination Date (i.e., August 12, 2017), the Aggregate Purchase Price Debt Yield is equal to or greater than 7.5% (provided, however, that for purposes of this clause (a), upon the occurrence of a Specified Lease Event, the First Eligible Asset will not be included in the calculation of Aggregate Purchase Price Debt Yield for all Purchased Assets during the period from the Specified Renewal Date through May 31, 2016), (b) with respect to any Debt Yield Cash Sweep Trigger Event referenced in clause (b) of the definition thereof, in the event that as of any date subsequent to the occurrence of such Debt Yield Sweep Trigger Event and prior to August 12, 2018, the Aggregate Purchase Price Debt Yield is equal to or greater than 8.5%, and (c) with respect to any Debt Yield Cash Sweep Trigger Event referenced in clause (c) of the definition thereof, in the event that as of any date subsequent to the occurrence of such Debt Yield Sweep Trigger Event and prior to August 12, 2019, the Aggregate Purchase Price Debt Yield is equal to or greater than 9.5%.

“Default” shall mean any event which, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Depository” shall mean Wells Fargo Bank, National Association, or any successor Depository appointed by Buyer with the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed).

“Diligence Material” shall mean, collectively, (i) the Underwriting / Due Diligence Package furnished by Seller to Buyer, and (ii) any other diligence materials delivered by Seller to Buyer in connection with Buyer’s review of any New Asset, whether pursuant to a Supplemental Due Diligence List or otherwise.

“Early Repurchase” shall have the meaning specified in Section 3(c)(ii) of this Agreement.

“Early Repurchase Date” shall have the meaning specified in Section 3(c)(ii) of this Agreement.

“Eligible Assets” shall mean (i) the Initial Assets and (ii) performing whole loans (a) originated or acquired by Seller, (b) secured by first liens on institutional-quality commercial property located in the United States and its territories of the following types: multi-family, office, retail, industrial and, subject to Section 4 hereof, hotel, (c) having a final legal maturity date of no more than 10 years from its date of origination and (d) approved by Buyer in its sole and absolute discretion.  For the avoidance of doubt, “Eligible Assets” shall not include delinquent or defaulted loans, and no Eligible Asset may be secured by first liens on unimproved land or healthcare related properties unless Buyer shall have approved such loan as an Eligible Asset, in Buyer’s sole and absolute discretion.

“Eligible Assignee” shall mean (a) prior to the occurrence and continuance of an Event of Default any Person that (i) is a Qualified Transferee and (ii) is not a Competitor and (b) after the occurrence and continuance of an Event of Default, any Person.

“Eligibility Requirements” shall mean, with respect to any Person, that such Person (i) has total assets (in name or under management) in excess of $250,000,000 and (except with respect to a pension advisory firm, asset manager or similar fiduciary) capital/statutory surplus or shareholder’s equity of $100,000,000 and (ii) is regularly engaged in the business of making or owning (including indirectly through REMIC bonds and/or securitizations) commercial real estate loans or interests therein (including, without limitation, “B” notes, participations and mezzanine loans with respect to commercial real estate) or owning and operating commercial properties.

“Environmental Law” shall mean, any federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, written policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or hazardous materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.  Section references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which Seller is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which Seller is a member.

“Event of Default” shall have the meaning specified in Section 14(a) of this Agreement.

“Excluded Taxes” shall mean any taxes (including interest and penalties with respect thereto) imposed on or with respect to Buyer or required to be withheld or deducted from a payment to Buyer, that are (a) imposed on or measured by net income (however denominated), franchise Taxes imposed in lieu of net income taxes, and branch profits Taxes, in each case, (i) imposed as a result of Buyer being organized under the laws of, or having its principal or other office located in, the jurisdiction imposing such tax (or any political subdivision thereof) or (ii) imposed as a result of a present or former connection between Buyer and the jurisdiction imposing such tax (other than connections solely arising from the Transaction Documents, Purchased Assets or any Transaction), (b) U.S. federal withholding taxes or backup withholding imposed on amounts payable to or for the account of Buyer pursuant to a law in effect on the date hereof, (c) attributable to Buyer’s failure to provide Seller as of the date hereof with a properly completed and executed IRS Form W-9 and (d) any taxes imposed under FATCA.

“Extension Fee” shall have the meaning specified in the Fee Letter.

“Facility Amount” shall mean $180,000,000, as such amount may be reduced pursuant to Section 3(e) of this Agreement.

“Facility Extension Conditions” shall have the meaning specified in Section 3(d) of this Agreement.

“Facility Margin Cure” shall have the meaning specified in Section 4(c) of this Agreement.

“Facility Margin Deficit” shall have the meaning specified in Section 4(c) of this Agreement.

“Facility Margin Notice” shall have the meaning specified in Section 4(c) of this Agreement.

“Facility Outstanding” shall mean, as of any date of determination, the aggregate Repurchase Price of all of the Purchased Assets hereunder as of such date.

“Facility Reduction” shall have the meaning specified in Section 3(e) of this Agreement.

“Facility Termination Date” shall mean the earlier of (i) August 12, 2017 (or if such day is not a Business Day, the next succeeding Business Day); provided, that if all of the Facility Extension Conditions shall be timely satisfied, the Facility Termination Date may, at the option of Seller, be extended for two (2) additional twelve (12) month periods following the initial Facility Termination Date to August 12, 2018 and August 12, 2019, respectively (or if either such day is not a Business Day, the next succeeding Business Day) as provided in Section 3(d) of this Agreement and (ii) the date on which Buyer terminates this Agreement pursuant to Section 14(b)(ii)(D) of this Agreement.

“FATCA” shall mean Sections 1471 through 1474 of the Code, any agreements entered into pursuant to such Sections of the Code (including any intergovernmental agreements), and any current or future laws, regulations, official interpretations or practices implementing any of the foregoing.

“FDIA” shall have the meaning specified in Section 23(c) of this Agreement.

“FDICIA” shall have the meaning specified in Section 23(d) of this Agreement.

“Fee Letter” shall mean the fee letter, dated as of the date hereof, between Buyer and Seller, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Filings” shall have the meaning specified in Section 6(b) of this Agreement.

“First Eligible Asset” shall mean that certain Eligible Asset described as Mortgage Loan #1 as specified in Exhibit X.

“Future Funding Eligible Asset” shall mean any Eligible Asset with respect to which less than the full principal amount is funded at origination and Seller is obligated, subject to the satisfaction of certain conditions precedent under the related Purchased Asset Documents, to make additional advances to the Mortgagor.  For the avoidance of doubt, Buyer shall be under no obligation to make any additional advances under a Future Funding Eligible Asset.

“Future Funding Financing Capacity” may exist for a Purchased Asset that is a Future Funding Eligible Asset as a result of an additional advance made by Seller (or to be made with additional Purchase Price as contemplated by the last sentence of Section 3(b)) to the Mortgagor thereunder in accordance with the terms of such Future Funding Eligible Asset.  The Future Funding Financing Capacity for any such Purchased Asset as of any date of determination shall equal the amount of such additional advance multiplied by the Initial Purchase Price Percentage for such Purchased Asset.

“Future Funding Financing Purchase Price Increase” shall have the meaning specified in Section 3(b) of this Agreement.

“GAAP” shall mean United States generally accepted accounting principles consistently applied as in effect from time to time.

“Governmental Authority” shall mean any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Ground Lease” shall mean a ground lease pursuant to which any Mortgagor holds a leasehold interest in the related Mortgaged Property, together with any estoppels or other agreements executed and delivered by the ground lessor in favor of the lender under the related Purchased Asset.

“Guarantor” shall mean Ares Commercial Real Estate Corporation, a Maryland corporation.

“Guaranty” shall mean the Guaranty, dated as of the date hereof, from Guarantor to Buyer, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Hedge Required Asset”:  shall mean, as applicable, either a Mortgagor Hedge Required Asset or a Seller Hedge Required Asset.

“Hotel Margin Cure” shall have the meaning specified in Section 4(d) of this Agreement.

“Hotel Margin Deficit” shall have the meaning specified in Section 4(d) of this Agreement.

“Hotel Margin Notice” shall have the meaning specified in Section 4(d) of this Agreement.

“Hotel Purchased Assets” shall mean any Purchased Assets secured by Mortgaged Properties that are hotel properties.

“Hypothetical Purchase Price” shall mean, with respect to any Purchased Asset on any date of determination, the Purchase Price that would be paid by Buyer to Seller with respect to such Purchased Asset if such Purchased Asset was transferred by Seller to Buyer on such date, which Purchase Price shall be determined by Buyer in its sole and absolute discretion.

“Income” shall mean, with respect to any Purchased Asset at any time, the sum of (x) payments of any principal thereof and all interest, dividends or other distributions thereon including, without limitation (i) any proceeds of Mortgagor Hedging Transactions which may, from time to time, be received by the Servicer or the Seller (or any Affiliate of Seller) in connection with such Purchased Asset and (ii) any other collections from whatever source received by the Servicer or the Seller (or any Affiliate of Seller) in connection with or on account of such Purchased Asset, in each case, applied to amounts due and owing pursuant to the applicable Purchased Asset Document and (y) all net sale proceeds received by the Servicer or the Seller (or any Affiliate of Seller) in connection with a sale of such Purchased Asset.

“Indemnified Amounts” and “Indemnified Parties” shall have the meaning specified in Section 27 of this Agreement.

“Independent Appraiser” shall mean an independent professional real estate appraiser reasonably acceptable to Buyer who is a member in good standing of the American Appraisal Institute, and, if the state in which the subject Mortgaged Property is located certifies or licenses appraisers, is certified or licensed in such state, and in each case, who has a minimum of five (5) years experience in the subject property type.  Notwithstanding the foregoing, qualified appraisers at each of CBRE, Inc.; Joseph J. Blake and Associates; Cushman & Wakefield; Integra Realty Resources, Inc.; Grubb & Ellis, Laundaver; Metropolitan Valuation Services, Inc.; and HVS International (Lodging) shall be deemed to be an Independent Appraiser with respect to an Appraisal of a Mortgaged Property provided it is as of the date of such Appraisal (x) a member in good standing of the American Appraisal Institute and (y) if the state in which such Mortgaged Property is located certifies or licenses appraisers, certified or licensed in such state.

“Independent Director” shall mean an individual who has prior experience as an independent director, independent director or independent member with at least three years of employment experience and who is provided by Corporation Service Company, CT Corporation, Lord Securities Corporation, National Registered Agents, Inc., Global Securitization Services LLC, Stewart Management Company, Wilmington Trust Company, or, if none of those companies is then providing professional independent directors, another nationally-recognized company that provides professional independent directors and other corporate services in the ordinary course of its business and which is reasonably approved by Buyer, is not an Affiliate of Seller, and which individual is duly appointed as a member of the board of directors or as an independent manager or member, as applicable, and has never been, and will not while serving as Independent Director be, any of the following:

(i)                                     a member (other than an independent, non-economic “springing” member), partner, equityholder, manager, director, officer or employee of Seller or any of Seller’s equityholders or Affiliates (other than as an independent director, director or non-economic “springing” member of an Affiliate of Seller that is not in the direct chain of ownership of Seller and that is required by a creditor to be a single purpose bankruptcy remote entity);

(ii)                                  a creditor, supplier or service provider (including provider of professional services) to Seller or any of Seller’s equityholders or Affiliates (other than a nationally-recognized company that routinely provides professional independent directors or independent directors and other corporate services and that also provides lien search and other similar services to Seller or any of its equityholders or Affiliates in the ordinary course of business);

(iii)                               a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or

(iv)                              a Person that controls (whether directly, indirectly or otherwise) any of (i) or (ii) above.

A natural person who otherwise satisfies the foregoing definition and satisfies subparagraph (i) by reason of being the independent director or independent director of a “special purpose entity” affiliated with Seller shall not be disqualified from serving as the Independent Director of Seller; provided that the fees that such natural person earns from serving as an independent director or independent director of such Affiliates of Seller in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. The same natural persons may not serve as the Independent Director of Seller and, at the same time, serve as an independent directors or independent manager of an equityholder or member of Seller.

“Initial Eligible Assets”  shall mean (i) the First Eligible Asset, (ii) the Second Eligible Asset and (iii) the Third Eligible Asset.

“Initial Purchase Price Percentage” shall mean up to seventy percent (70%).

“Initial Remittance Date” shall mean September 17, 2014.

“Initial Transaction” shall have the meaning specified in Section 1 of this Agreement.

“Insolvency Event” shall mean, with respect to any Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises with respect to such Person or any substantial part of its assets or property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or property, or ordering the winding-up or liquidation of such Persons’ affairs, and such decree or order shall remain undismissed, unstayed and in effect for a period of sixty (60) days, (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, (c) the consent by such Person to the entry of an order for relief in an involuntary case under any Insolvency Law, (d) the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or property, (e) the making by such Person of any general assignment for the benefit of creditors, (f) the admission in a legal proceeding of the inability of such Person to pay its debts generally as they become due, (g) the failure by such Person generally to pay its debts as they become due, or (h) the taking of action by such Person in furtherance of any of the foregoing.

“Insolvency Laws” shall mean, the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments and similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Insolvency Proceeding” shall mean any case, action or proceeding before any court or other Governmental Authority relating to any Insolvency Event.

“Insurance Requirements” shall have the meaning specified in Exhibit VI.

“Last Endorsee” shall have the meaning specified in Section 7(b)(i) of this Agreement.

“LIBOR” shall mean, with respect to each Pricing Rate Period, the rate (expressed as a percentage per annum and rounded upward, if necessary, to the next nearest 1/1000 of 1%) for deposits in U.S. dollars, for a one-month period, that appears on Reuters Screen LIBOR01 (or the successor thereto) as of 11:00 a.m., London time, on the related Pricing Rate Determination Date.  If such rate does not appear on Reuters Screen LIBOR01 as of 11:00 a.m., London time, on such Pricing Rate Determination Date, Buyer shall request the principal London office of any four major reference banks in the London interbank market selected by Buyer to provide such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars for a one-month period as of 11:00 a.m., London time, on such Pricing Rate Determination Date for amounts of not less than the Repurchase Price of the Transaction.  If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations (rounded upward, if necessary, to the nearest 1/1000 of 1%).  If fewer than two such quotations are so provided, Buyer shall request any three major banks in New York City selected by Buyer to provide such bank’s rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a one-month period as of approximately 11:00 a.m., New York City time on the applicable Pricing Rate Determination Date for amounts of not less than the Repurchase Price of the Transaction.  If at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates (rounded upward, if necessary, to the nearest 1/1000 of 1%).  The LIBOR shall be determined by Buyer or its agent, which determination shall be conclusive absent manifest error.

“LIBOR Transaction” shall mean, with respect to any Pricing Rate Period, any Transaction with respect to which the Pricing Rate for such Pricing Rate Period is determined with reference to LIBOR.

“Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other easement, restriction, covenant, encumbrance, charge or transfer of, on or affecting Seller, any Purchased Asset or any Mortgaged Property or any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Margin Call” shall mean, as applicable with respect to any Purchased Asset or any Purchased Assets, (i) a Purchased Asset Margin Notice, (b) a Facility Margin Notice or (c) a Hotel Margin Notice.

“Margin Cure” shall mean, as applicable with respect to any Purchased Asset or any Purchased Assets, (i) a Purchased Asset Margin Cure, (b) a Facility Margin Cure or (c) a Hotel Margin Cure.

“Market Material Adverse Change” shall mean any of the following: (i) a general suspension of trading on major stock exchanges, (ii) an extended interruption in or moratorium on commercial banking activities or securities settlement services or (iii) a repeal of §§ 362(b), 555 or 559 of the Bankruptcy Code, or (iv) a material modification of (a) the definition of “securities contract” or “repurchase agreement” as contemplated by §§ 741 and 101 of the Bankruptcy Code, respectively, (b) the “safe harbor” or other provisions of §§ 362(b), 546(e), 555, 559 or 561 of the Bankruptcy Code, or (c) any defined terms used in such sections of the Bankruptcy Code that would alter the scope or meaning of such sections.

“Market Value” shall mean, with respect to any Purchased Asset as of (i) the Purchase Date of such Purchased Asset, the lesser of (a) the market value of such Purchased Asset, as determined by Buyer in its sole and absolute discretion, considering, among other things, the Appraised Value and Seller’s underwriting (but such Appraised Value and Seller’s underwriting same shall not be definitive) but without regard to credit spreads, borrower borrowing rates and other interest rate-related movements and without regard to liquidity and trading conditions in the securitized real estate finance market, and (b) the outstanding principal balance of such Purchased Asset, (ii) any Test Date, the market value of such Purchased Asset, as determined by Buyer in its sole and absolute discretion, considering, among other things, the Appraised Value based on the most recently obtained Appraisal and Seller’s underwriting (but such Appraised Value and Seller’s underwriting same shall not be definitive) but without regard to credit spreads, borrower borrowing rates and other interest rate-related movements and without regard to liquidity and trading conditions in the securitized real estate finance market, and (iii) any Credit Event Date, the lesser of (a) the market value of such Purchased Asset, as determined by Buyer in its sole and absolute discretion, considering, among other things, the Appraised Value based on the most recently obtained Appraisal and Seller’s underwriting (but such Appraised Value and Seller’s underwriting same shall not be definitive) but without regard to credit spreads, borrower borrowing rates and other interest rate-related movements and without regard to liquidity and trading conditions in the securitized real estate finance market, and (b) the outstanding principal balance of such Purchased Asset.

“Make-Whole Fee” shall have the meaning specified in the Fee Letter.

“Material Adverse Change” shall mean a material adverse change in or to (a) the property, assets, business, operations, or financial condition (or credit quality) of Guarantor, (b) the ability of Seller or Guarantor to perform its obligations under any of the Transaction Documents to which it is a party, (c) the validity or enforceability of any Transaction Document, Purchased Asset Document, Purchased Asset or security interest granted hereunder or thereunder, (d) the rights and remedies of Buyer or any Indemnified Party under any Transaction Document, Purchased Asset Document or Purchased Asset or (e) the perfection or priority of any Lien granted under any Transaction Document or Purchased Asset Document.

“Material Default” shall mean a monetary Default or material non-monetary Default.

“MMAC Notice” shall have the meaning specified in Section 3(a) of this Agreement.

“Moody’s” shall mean Moody’s Investors Service, Inc., or its successor in interest.

“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt or other instrument, creating a valid and enforceable first lien on or a first priority ownership interest in an estate in fee simple or ground leasehold interest in real property and the improvements thereon, securing a mortgage note or similar evidence of indebtedness.

“Mortgage Note” shall mean a note or other evidence of indebtedness of a Mortgagor secured by a Mortgage.

“Mortgaged Property” shall mean, individually and collectively as the context requires, the real property or real properties securing repayment of the debt evidenced by a Mortgage Note.

“Mortgagee” shall mean the record holder of a Mortgage Note secured by a Mortgage.

“Mortgagor” shall mean the obligor on a Mortgage Note and/or the grantor of the related Mortgage.

“Mortgagor Hedge Required Asset” shall have the meaning specified in Section 12(e) of this Agreement.

“Mortgagor Hedging Documents” shall mean, with respect to each Mortgagor Hedge Required Asset, (i) an interest rate cap agreement providing protection against fluctuations in interest rates entered into by a Mortgagor and a cap counterparty, (ii) each interest rate cap assignment and security agreement entered into by the Mortgagor and the Originator whereby the Mortgagor assigns and pledges to the Originator the interest rate cap agreement and the rights to receive all payments that the Mortgagor is entitled to receive thereunder, (iii) the interest rate protection agreement acknowledgement whereby the cap counterparty consents to the Mortgagor’s pledge and assignment of the interest rate cap agreement to the Originator, (iv) one or more assignments whereby the Originator sells all of its right, title and interest in and to such Mortgagor Hedge Required Asset to Seller (whether directly or through one or more intervening assignments), (v) extensions, renewals and replacements of the interest rate cap agreement in Seller’s or Originator’s possession, if any, and (vi) any other agreements and letters relating to the interest rate cap agreement in Seller’s or Originator’s possession, if any.

“Mortgagor Hedging Transaction” shall mean, with respect to each Mortgagor Hedge Required Asset, an interest rate cap agreement providing protection against fluctuations in interest rates entered into by the Mortgagor and the cap counterparty with respect to such Mortgagor Hedge Required Asset that has a floating rate of interest or return.

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been, or were required to have been, made by Seller or any ERISA Affiliate and which is covered by Title IV of ERISA.

“New Asset” shall mean an Eligible Asset that Seller proposes to sell to Buyer pursuant to a Transaction.

“Non-Qualified Servicing Expenses” shall mean any servicing fees, expenses and other amounts due and payable to the Servicer under the Servicing Agreement other than any such amounts that constitute Qualified Servicing Expenses; provided, that, the Servicer shall have entered into a Redirection Letter substantially in the form attached hereto as Exhibit VIII.

“OFAC” shall mean the Office of Foreign Assets Control of the United States Treasury Department.

“Originator” shall mean ACRC Lender LLC, a Delaware limited liability company.

“Originator Pledge and Security Agreement” shall mean the Originator Pledge and Security Agreement, dated as of the date hereof, by Originator, as pledgor, for the benefit of Buyer, as pledgee, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Person” shall mean an individual, corporation, limited liability company, business trust, partnership, joint tenant or tenant-in-common, trust, unincorporated organization, or other entity, or a federal, state or local government or any agency or political subdivision thereof.

“Permitted Fund Manager” shall mean any Person that on the date of determination is (i) a nationally-recognized manager of investment funds investing in debt or equity interests relating to commercial real estate, (ii) investing through a fund with committed capital of at least $250,000,000 and (iii) not subject to a bankruptcy proceeding.

“Plan” shall mean an employee benefit or other plan established or maintained by Seller or any ERISA Affiliate during the five year period ended prior to the date of this Agreement or to which Seller or any ERISA Affiliate makes, is obligated to make or has, within the five year period ended prior to the date of this Agreement, been required to make contributions and that is covered by Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, other than a Multiemployer Plan.

“Plan Party” shall have the meaning specified in Section 22(a) of this Agreement.

“Preferred Equity Investment” shall mean any investment in Mortgagor or any direct or indirect owner of Mortgagor whereby such investment has one or more of the following characteristics:  (a) the holder of such investment is entitled to a priority return with respect to any distributions relative to any other investors in the applicable entity in which such investment is in, (b) such investment has a mandatory redemption date, (c) such investment is required to be paid a preferred return irrespective of whether distributions are sufficient to make such payment and (d) the holder of such investment is entitled to exercise remedies against the common equity owners (including, without limitation, the right to change control in the applicable entity in which such investment is in) in the event that payments owed to the holder of such investment are not paid when due or such investment is not redeemed when required.

“Price Differential” shall mean, with respect to any Transaction as of any date of determination, the aggregate amount obtained by daily application of the Pricing Rate to the Purchase Price for such Transaction on a 360-day-per-year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) such date of determination (reduced by any amount of such Price Differential previously paid by Seller to Buyer with respect to such Transaction).

“Pricing Rate” shall mean for each Pricing Rate Period (a) with respect to a LIBOR Transaction, an annual rate equal to the LIBOR for such Pricing Rate Period plus the Applicable Spread for such Transaction or (b) with respect to an Alternative Rate Transaction, the Alternative Rate, in either case as may be subject to adjustment and/or conversion as provided in Sections 3(g), (h), (i), (j) and (k) of this Agreement.

“Pricing Rate Determination Date” shall mean with respect to any Pricing Rate Period with respect to any Transaction, the second (2nd) Business Day preceding the first day of such Pricing Rate Period.

“Pricing Rate Period” shall mean (a) in the case of the first Remittance Date with respect to any Transaction or Purchase Price increase pursuant to Section 3(b), the period commencing on and including (x) the Purchase Date for such Transaction or (y) the date the additional Purchase Price is funded and ending on but excluding the first day of the calendar month immediately following the month in which such Purchase Date occurs or such additional Purchase Price is funded, as applicable, and in each case, ending on and including the last day of the calendar month in which such Purchase Date occurs or additional Purchase Price is funded and (b) in the case of any subsequent Remittance Date, the period from and including the first (1st) calendar day of the month preceding the calendar month in which such Remittance Date occurs through and including the last calendar day of such calendar month; provided, however, that in no event shall any Pricing Rate Period end subsequent to the Repurchase Date.

“Prime Rate” shall mean, with respect to each applicable Pricing Rate Period, the prime rate of U.S. commercial banks as published in The Wall Street Journal (or, if more than one such rate is published, the average of such rates) on the related Pricing Rate Determination Date (and, upon conversion of a Transaction from a LIBOR Transaction to an Alternative Rate Transaction pursuant to Section 3(g) or (h) of this Agreement on the date of the conversion of a Transaction from the LIBOR rate to the Alternative Rate).  The Prime Rate shall be determined by Buyer or its agent, which determination shall be conclusive absent manifest error.

“Principal Payment” shall mean, with respect to any Purchased Asset, any payment or prepayment of principal received by the Depository or Buyer in respect thereof.

“Prohibited Person” shall mean any (1) person or entity who is on the OFAC List; a “designated national,” “specially designated national,” “specially designated terrorist,” “specially designated global terrorist,” “foreign terrorist organization,” or “blocked person” within the definitions set forth in the Foreign Assets Control Regulations of the United States Treasury Department, 31 C.F.R., Subtitle B, Chapter V, as amended, (2) person acting on behalf of, or an entity owned or controlled by, any government against whom the United States maintains economic sanctions or embargoes under the Regulations of the United States Treasury Department, 31 C.F.R., Subtitle B, Chapter V, as amended, including, but not limited to, the “Government of Sudan,” the “Government of Iran,” and the “Government of Cuba,” and any person or organization determined by the Director of the Office of Foreign Assets Control to be included within 31 C.F.R. Section 575.306 (definition of “Government of Iraq”), any person on the U.S. Department of Defense 55-person Watch List and any person identified by the United Nations 661 Committee pursuant to paragraphs 19 and 23 of the United Nations Security Council Resolution 1483, adopted May 22, 2003, (3) person or entity who is listed in the Annex to or is otherwise within the scope of Executive Order 13224 - Blocking Property and Prohibiting Transactions with Person who Commit, Threaten to Commit, or Support Terrorism, effective September 24, 2001, or (4) person or entity subject to additional restrictions imposed by the following statutes or Regulations and Executive Orders issued thereunder:  the Trading with the Enemy Act, 50 U.S.C. app. § § 1 et seq., the Iraq Sanctions Act, Pub. L. 101-513, Title V, § § 586 to 586J, 104 Stat. 2047, the National Emergencies Act, 50 U.S.C. § § 1601 et seq., the Anti-Terrorism and Effective Death Penalty Act of 1996, Pub. L. 104-132, 110 Stat. 1214-1319, the International Emergency Economic Powers Act, 50 U.S.C. § § 1701 et seq., the United Nations Participation Act, 22 U.S.C. § 287c, the International Security and Development Cooperation Act, 22 U.S.C. § 2349aa-9, the Nuclear Proliferation Prevention Act of 1994, Pub. L. 103-236, 108 Stat. 507, the Foreign Narcotics Kingpin Designation Act, 21 U.S.C. § § 1901 et seq., the Iran and Libya Sanctions Act of 1996, Pub. L. 104-172, 110 Stat. 1541, the Cuban Democracy Act, 22 U.S.C. § § 6001 et seq., the Cuban Liberty and Democratic Solidarity Act, 22 U.S.C. § § 6201-91, the Foreign Operations, Export Financing and Related Programs Appropriations Act, 1997, Pub. L. 104-208, 110 Stat. 3009-172, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56,

115 Stat. 272, or any other law of similar import as to any non-U.S. country, as each such Act or law has been or may be amended, adjusted, modified, or reviewed from time to time.

“Purchase Date” shall mean, with respect to any Purchased Asset, the date on which such Purchased Asset is to be transferred by Seller to Buyer.

“Purchase Price” shall mean, with respect to any Purchased Asset,

(i)                                     as of the Purchase Date of any Purchased Asset, an amount (determined by Buyer in its sole and absolute discretion) not to exceed the Initial Purchase Price Percentage of the then-current Market Value of such Purchased Asset, except to the extent that as of the applicable Purchase Date, such purchase would result in either (x) a Purchase Price Loan to Value Ratio greater than sixty percent (60%) or (y) the Purchase Price Debt Yield, after giving effect to the purchase of such Purchased Asset, being less than seven percent (7%), or

(ii)                                  as of any other date after the Purchase Date with respect to such Purchased Asset, the amount described in the preceding clause (i), reduced by (x) any amount of any Purchased Asset Margin Deficit, Facility Margin Deficit or Hotel Margin Deficit transferred by Seller to Buyer pursuant to Sections 4(b), (c) or (d) with respect to such Purchased Asset, (y) the portion of any Principal Payments remitted to the Cash Management Account to the extent applied as principal to the Purchase Price of such Purchased Asset by Buyer pursuant to Section 5(e)(ii), Section 5(f)(iii) or Section 5(g)(iii), and (z) any payments made by or on behalf of Seller or otherwise applied by Buyer in reduction of the Repurchase Price, in each case before or as of such determination date with respect to such Purchased Asset and increased by the amount of (A) any Future Funding Financing Purchase Price Increase pursuant to Section 3(b) and (B) any Purchased Asset Margin Excess transferred to Seller from Buyer pursuant to Section 4(f).

“Purchased Asset Documents” shall mean, with respect to a Purchased Asset, the documents comprising the Purchased Asset File for such Purchased Asset.

“Purchased Asset File” shall mean, with respect to any Purchased Asset, the documents specified as the “Purchased Asset File” in Section 7(b), together with any additional documents and information required to be delivered to Buyer or its designee (including the Custodian) pursuant to this Agreement.

“Purchased Asset Margin Cure” shall have the meaning specified in Section 4(b) of this Agreement.

“Purchased Asset Margin Deficit” shall have the meaning specified in Section 4(b) of this Agreement.

“Purchased Asset Margin Excess” shall have the meaning specified in Section 4(f) of this Agreement.

“Purchased Asset Margin Excess Request” shall have the meaning specified in Section 4(f) of this Agreement.

“Purchased Asset Margin Notice” shall have the meaning specified in Section 4(b) of this Agreement.

“Purchased Asset(s)” shall mean (i) with respect to any Transaction, the Eligible Asset or Eligible Assets sold by Seller to Buyer in such Transaction and (ii) with respect to the Transactions in general, all Eligible Assets sold by Seller to Buyer and any additional collateral (including but not limited to Mortgagor Hedging Transactions) delivered by Seller to Buyer pursuant to this Agreement, in each case together with all Purchased Asset Documents, Servicing Agreements, Servicing Records, Servicing Rights, Seller Hedging Documents, insurance relating to any such Eligible Asset, and collection and escrow accounts relating to any such Eligible Asset.

“Purchased Asset Schedule” shall mean a schedule of Purchased Assets attached to each Trust Receipt and Custodial Delivery.

“Purchase Price Debt Yield” shall mean, as of any date and as determined by Buyer:

(i)                                     on the Purchase Date with respect to a Purchased Asset, the percentage equivalent of the quotient obtained by dividing (a) the year-one Underwritten Net Cash Flow from the related Mortgaged Property securing such Purchased Asset (or the aggregate year-one Underwritten Net Cash Flow from all of the related Mortgage Properties securing such Purchased Asset), by (b) the Purchase Price of such Purchased Asset; or

(ii)                                  at any time after the Purchase Date with respect to a Purchased Asset, the percentage equivalent of the quotient obtained by dividing (a) the Updated Underwritten Net Cash Flow from the related Mortgaged Property securing such Purchased Asset (or the aggregate Updated Underwritten Net Cash Flow from all of the related Mortgaged Properties securing such Purchased Asset), by (b) the then current Repurchase Price for such Purchased Asset.

“Purchase Price Loan to Value Ratio” shall mean, as of any date and as determined by Buyer in its commercially reasonable discretion:

(i)                                     on the Purchase Date with respect to a Purchased Asset, a fraction, expressed as a percentage, the numerator of which is the Purchase Price of such Purchased Asset, and the denominator of which is the Appraised Value of the Mortgaged Property (or Mortgaged Properties) securing such Purchased Asset; or

(ii)                                  at any time after the Purchase Date with respect to a Purchased Asset, a fraction, expressed as a percentage, the numerator of which is the Repurchase Price of such Purchased Asset, and the denominator of which is the Appraised Value of the Mortgaged Property (or Mortgaged Properties) securing such Purchased Asset.

“Purchase Price Percentage” shall mean, with respect to any Purchased Asset, (i) as of the Purchase Date with respect to such Purchased Asset, the Initial Purchase Price Percentage and (ii) as of any other date after the Purchase Date with respect to such Purchased Asset, a fraction, expressed as a percentage, the numerator of which is the then current Repurchase Price of such Purchased Asset and the denominator of which is the then current Market Value of such Purchased Asset.  The Initial Purchase Price Percentage with respect to each Purchased Asset shall be set forth in the Confirmation with respect to the Transaction relating to such Purchased Asset.

“Qualified Servicing Expenses” shall mean (i) the Servicing Fee and (ii) the Servicing Expenses; provided, that, the Servicer shall have entered into a Redirection Letter substantially in the form attached hereto as Exhibit VIII.

“Qualified Transferee” shall mean (i) Buyer and any entity Controlled by, Controlling or under common Control with Buyer or (ii) any one or more of the following:

(A)                               a real estate investment trust, bank, savings and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan, provided that any such Person satisfies the Eligibility Requirements;

(B)                               an investment company, money management firm or “qualified institutional buyer” within the meaning of Rule 144A under the 1933 Act or an institutional “accredited investor” within the meaning of Regulation D under the 1933 Act; provided that any such Person satisfies the Eligibility Requirements;

(C)                               an institution substantially similar to any of the entities described in clauses (ii)(A), (ii)(B) or (ii)(E) of this definition that satisfies the Eligibility Requirements;

(D)                               any entity Controlled by, Controlling or under common Control with, any of the entities described in clauses (ii)(A), (ii)(B), (ii)(C) or (ii)(E) of this definition;

(E)                                an investment fund, limited liability company, limited partnership or general partnership where a Permitted Fund Manager or an entity that is otherwise a Qualified Transferee under clauses (ii)(A), (ii)(B), (ii)(C) or (ii)(D) of this definition, acts as the general partner, managing member or fund manager and at least fifty percent (50%) of the equity interests in such investment fund, limited liability company, limited partnership, general partnership or entity are owned, directly or indirectly, by one or more of the following: a Qualified Transferee, an institutional “accredited investor” within the meaning of Regulation D promulgated under the 1933 Act and/or a “qualified institutional buyer” or both within the meaning of Rule 144A promulgated under the 1933 Act, provided such institutional “accredited investors” or “qualified institutional buyers” that are used to satisfy the 50% test set forth above in this clause (ii)(E) satisfy the financial tests in clause (i) of the definition of Eligibility Requirements;

(F)                                 any entity that is otherwise a Qualified Transferee under clauses (ii) (A), (ii)(B), (ii)(C), (ii)(D) or (ii)(E) of this definition that is acting in an agency capacity for a syndicate of lenders, provided more than 50% of the committed loan amounts or outstanding loan balance are owned by lenders in the syndicate that are Qualified Transferees;

For purposes of this definition of “Qualified Transferee” only, “Control” shall mean, when used with respect to any specific Person, the ownership, directly or indirectly, in the aggregate of more than twenty-five percent (25%) of the beneficial ownership interest of such Person and the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise, and “Controlled by,” “Controlling” and “under common Control with” shall have the respective correlative meaning thereto.

“Rating Agency” shall mean each of Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services and Fitch, Inc., and their respective successors.

“Redirection Letter” shall mean an irrevocable redirection letter in the form attached as Exhibit VIII to this Agreement instructing the Servicer to pay all amounts payable under the related Purchased Asset to the Cash Management Account, and executed by the Servicer with respect to such Purchased Asset.

“REMIC” shall mean a real estate mortgage investment conduit, within the meaning of Section 860D(a) of the Code.

“REMIC Provisions” shall mean the provisions of United States federal income tax law relating to real estate mortgage investment conduits, which appear at Section 860A through Section 860G of subchapter M of Chapter 1 of the Code, and related provisions and regulations promulgated thereunder, as the foregoing may be in effect from time to time.

“Remittance Date” shall mean the seventeenth (17th) day of each calendar month (or, if such day is not a Business Day, the immediately succeeding Business Day).  The parties acknowledge and agree that the initial Remittance Date hereunder shall be the Initial Remittance Date.

“Repurchase Date” shall mean, with respect to each Purchased Asset, the earliest to occur of (i) the Facility Termination Date, (ii) the date on which Seller is to repurchase such Purchased Asset as specified in the related Confirmation and (iii) the date required by Buyer for the repurchase of such Purchased Asset in accordance with Section 4(c) (in the case of a Credit Event described in clause (iii) or (v) of the definition thereof only), Section 4(e) or the last paragraph of Section 7(d) hereof (or the date required for the repurchase of such Purchased Asset in accordance with Section 4(b), Section 4(c) (in the case of a Credit Event described in clause (ii) of the definition thereof only) or Section 4(d) hereof if Seller elects a repurchase thereunder to effect a Margin Cure); provided, that, except with respect to a Repurchase Date described in clause (iii) of this definition (and subject to the last paragraph of Section 3(c)(iii) hereof in the case of Future Funding Eligible Assets), if all of the Transaction Extension Conditions are timely satisfied, the Repurchase Date may, at the option of Seller, be extended one or more times, pursuant to, and subject to the terms and provisions of, Section 3(c)(iii), but in no event beyond the date provided for in Section 3(c)(iii) hereof.

“Repurchase Obligations” shall mean all obligations of Seller to pay the Repurchase Price of each Purchased Asset on the Repurchase Date with respect to such Purchased Asset and all other obligations and liabilities of Seller to Buyer arising under or in connection with the Transaction Documents, whether now existing or hereafter arising, and all interest and fees that accrue after the commencement by or against Seller, Guarantor or any Affiliate of Seller or Guarantor of any Insolvency Proceeding naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding (in each case, whether due or accrued).

“Repurchase Price” shall mean, with respect to any Purchased Assets as of any date, the price at which such Purchased Assets are to be transferred from Buyer to Seller upon termination of the related Transaction; such price will be determined in each case as the sum of the then current Purchase Price of such Purchased Assets (taking into account (x) any increases thereto, including, without limitation, due to additional advances in respect of Future Funding Eligible Assets and advances of Purchased Asset Margin Excess, and (y) any reductions thereto, including, without limitation, due to any proceeds applied thereto in respect of amortization, prepayments (partial or otherwise) and proceeds from Margin Calls), and the accrued and unpaid Price Differential with respect to such Purchased Assets as of the date of such determination.

“Required Amortization” shall have the meaning specified in Section 5(e) of this Agreement.

“Requirements of Law” shall mean any law, treaty, rule, regulation, code, directive, policy, order or requirement or determination of an arbitrator or a court or other Governmental Authority whether now or hereafter enacted or in effect.

“S&P” shall mean Standard & Poor’s Ratings Services, a Division of The McGraw-Hill Companies, or its successor in interest.

“Schedule of Exceptions” shall mean a schedule attached to a Transaction Request setting forth any exceptions to the representations and warranties made hereunder with respect to the Purchased Assets covered thereby, all of which exceptions shall be acceptable to Buyer in its sole and absolute discretion, as evidenced by Buyer’s approval of such Transaction Request.

“SEC” shall have the meaning specified in Section 24(a) of this Agreement.

“Second Eligible Asset” shall mean that certain Eligible Asset described as Mortgage Loan #2 as specified in Exhibit X.

“Seller” shall have the meaning assigned thereto in the opening paragraph of this Agreement.

“Seller Hedge Pledge Agreement” shall mean, with respect to each Seller Hedge Required Asset, one or more agreements reasonably acceptable to Buyer, which provide for a pledge of the Seller Hedging Transactions in favor of Buyer.

“Seller Hedge Required Asset” shall have the meaning specified in Section 12(e) of this Agreement.

“Seller Hedging Documents” shall mean, with respect to each Seller Hedge Required Asset, the interest rate cap agreement providing protection against increases in LIBOR in accordance with the terms of such Seller Hedging Transaction, each Seller Hedge Pledge Agreement and the related written consent of the cap counterparty thereunder.

“Seller Hedging Transaction” shall mean, with respect to each Seller Hedge Required Asset, an interest rate cap agreement providing protection against fluctuations in interest rates entered into by Seller with a cap counterparty, that (i) has a strike price as determined by Buyer in its reasonable discretion, (ii) has a notional amount that, together with the notional amount of any other outstanding Seller Hedging Transaction related to such Seller Hedge Required Asset, is not less than the then current Repurchase Price hereunder with respect to such Seller Hedge Required Asset (subject to increase as such Repurchase Price increases pursuant to this Agreement), (ii) has a maturity date no earlier than the Repurchase Date of the applicable Seller Hedge Required Asset, and (iii) is pledged to Buyer as Collateral hereunder and by its terms, authorizes assignment thereof to Buyer and requires that all payments on account of Seller thereunder be deposited directly into a such accounts as shall be designated from time to time by Buyer.

“Servicer” shall mean ARES Commercial Real Estate Servicer, LLC, a Delaware limited liability company, or any other Servicer mutually agreed upon by Buyer and Seller.

“Servicing Agreement” shall mean with respect to any Servicer, the Servicing Agreement providing for the servicing of Purchased Assets by and among Buyer, Seller and such Servicer, as such Servicing Agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Servicing Expenses” shall have the meaning assigned to such term in the Servicing Agreement.

“Servicing Fee” shall have the meaning assigned to such term in the Servicing Agreement.

“Servicing Records” shall have the meaning specified in Section 29(b) of this Agreement.

“Servicing Rights” shall mean all of Seller’s right, title and interest in and to any and all of the following:  (a) any and all rights of Seller to service, collect and or direct the Servicer’s actions and decisions with respect to, the Purchased Assets or to appoint (or terminate the appointment of) any third party as servicer of the Purchased Assets; (b) any payments to or monies received by or payable to Seller or any other Person as compensation for servicing the Purchased Assets; (c) any late fees, penalties or similar payments with respect to the Purchased Assets; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of Seller (individually or as servicer) thereunder (including all rights to set the compensation of any third-party servicer); (e) the rights to collect and maintain escrow payments or other similar payments with respect to the Purchased Assets and any amounts actually collected by Seller or any third party servicer with respect thereto; (f) the rights, if any, to appoint, designate and retain any other servicers, sub-servicers, special servicers, agents, custodians, trustees and liquidators with respect to the Purchased Assets; and (g) all rights of Seller to give directions with respect to the management and distribution of any collections, escrow accounts, reserve accounts or other similar payments or accounts in connection with the Purchased Assets, and, in each case all obligations related or incidental thereto, in each case, subject to the requirements and limitations set forth in the Servicing Agreement and the Purchased Asset Documents.

“Significant Purchased Asset Modification” means any modification or amendment of a Purchased Asset which:

(i)                                     reduces the principal amount of such Purchased Asset other than (1) with respect to a dollar-for-dollar principal payment or (2) reductions of principal to the extent of deferred, accrued or capitalized interest added to principal which additional amount was not taken into account by Buyer in determining the related Purchase Price;

(ii)                                  increases the principal amount of such Purchased Asset other than (1) increases which are derived from accrual or capitalization of deferred interest which is added to principal or protective advances or (2) increases resulting from future funding amounts advanced by Seller to Mortgagor;

(iii)                               modifies the maturity date (including any modification of any conditions to extend the maturity date of a Purchased Asset options) with respect to such Purchased Asset or modifies the regularly scheduled payments of principal and non-contingent interest of such Purchased Asset;

(iv)                              changes the frequency of scheduled payments of principal and interest in respect of such Purchased Asset or modifies the prepayment provisions with respect to such Purchased Asset; provided, however, that Seller shall be permitted, without the consent of Buyer, to change the monthly payment date with respect to a Purchased Asset in connection with an intended securitization;

(v)                                 subordinates the lien priority of such Purchased Asset or the payment priority of such Purchased Asset other than subordinations required under the related Purchased Asset Documents (provided, however, the foregoing shall not preclude the execution and delivery of subordination, nondisturbance and attornment agreements with tenants, subordination to tenant leases, easements, plats of subdivision and condominium declarations and similar instruments which in the commercially reasonable judgment of Seller do not materially adversely affect the rights and interest of the holder of such Purchased Asset);

(vi)                              releases any collateral for such Purchased Asset other than releases required under the related Purchased Asset Documents or releases in connection with eminent domain or under threat of eminent domain or releases any obligor or guarantor under such Purchased Asset;

(vii)                           materially waives, amends or modifies, in Seller’s reasonable judgment, any cash management or reserve account requirements of such Purchased Asset other than changes required under the related Purchased Asset Documents;

(viii)                        waives any due-on-sale or due-on-encumbrance provisions of such Purchased Asset other than waivers required to be given under the then existing Purchased Asset Documents;

(ix)                              materially waives, amends or modifies, in Seller’s reasonable judgment, any insurance requirements of such Purchased Asset under the related Purchased Asset Documents;

(x)                                 encumbers the related Mortgaged Property or the direct or indirect ownership interest in the Mortgagor in connection with a subordinate financing, a mezzanine financing or a Preferred Equity Investment without the prior written consent of Buyer; or

(xi)                              relates to the issuance of a letter of credit as security for a Purchased Asset where Seller has a consent right to the form of letter of credit.

“SIPA” shall have the meaning specified in Section 24(a) of this Agreement.

“Specified Tenant” shall mean the tenant so identified with respect to the First Eligible Asset on Exhibit X.

“Specified Lease” shall mean the lease so identified with respect to the First Eligible Asset on Exhibit X.

“Specified Lease Event” shall mean, with respect to the First Eligible Asset, that Specified Tenant (i) does not execute a renewal of the Specified Lease (i.e., with respect to all of the space demised under the Specified Lease as of the date hereof and otherwise subject to, and in accordance with, all of the terms and provisions therefor set forth in the Specified Lease) and (ii) vacates all or substantially all of the premises in the First Eligible Asset demised pursuant to the Specified Lease.

“Specified Lease Renewal Date” shall mean November 30, 2015.

“Subsidiary”: shall mean, with respect to any Person, any corporation, partnership, limited liability company or other entity (heretofore, now or hereafter established) of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity

(without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are with those of such Person pursuant to GAAP.

“Supplemental Due Diligence List” shall mean, with respect to any New Asset, information or deliveries concerning the New Asset that Buyer shall reasonably request in addition to the Underwriting / Due Diligence Package.

“Survey” shall mean a certified ALTA/ACSM (or applicable state standards for the state in which the Collateral is located) survey of a Mortgaged Property prepared by a registered independent surveyor or engineer and in form and content satisfactory to Buyer and the company issuing the Title Policy for such Property.

“Table Funded Purchased Asset” shall mean an Eligible Asset that is sold to Buyer simultaneously with the origination or acquisition thereof by Seller, which origination or acquisition, pursuant to Seller’s request, is partially financed with the Purchase Price which is paid directly to a national title insurance company approved by Buyer in its sole and absolute discretion, in trust for the current holder of the Eligible Asset for disbursement to the parties entitled thereto in connection with such origination or acquisition.  A Purchased Asset shall cease to be a Table Funded Purchased Asset after the Custodian has delivered a Trust Receipt (along with a completed Purchased Asset File Checklist (as defined in the Custodial Agreement) and a completed Purchased Asset Schedule and Exception Report (as defined in the Custodial Agreement)) to Buyer certifying the Custodian’s receipt of the Purchased Asset File therefor.

“Table Funded Trust Receipt” shall have the meaning specified in the Custodial Agreement.

“Test Date” shall mean, with respect to any Purchased Asset, each yearly anniversary of the Purchase Date with respect to such Purchased Asset or, if any such date is not a Business Day, then the immediately succeeding Business Day.

“Third Eligible Asset” shall mean that certain Eligible Asset described as Mortgage Loan #3 as specified in Exhibit X.

“Title Exceptions” shall have the meaning specified in Exhibit VI.

“Transaction” shall have the meaning specified in Section 1 of this Agreement.

“Transaction Conditions Precedent” shall have the meaning specified in Section 3(b) of this Agreement.

“Transaction Documents” shall mean, collectively, this Agreement, any applicable annexes, exhibits and schedules to this Agreement, the Guaranty, the Fee Letter, the Blocked Account Agreement, the Custodial Agreement, the Servicing Agreement, the Originator Pledge and Security Agreement, the Seller Hedging Documents (if any) and all Confirmations executed pursuant to this Agreement in connection with specific Transactions.

“Transaction Extension Conditions” shall have the meaning specified in Section 3(c)(iii) of this Agreement.

“Transaction Request” shall have the meaning specified in Section 3(a) of this Agreement.

“Trust Receipt” shall have the meaning specified in the Custodial Agreement.

“UCC” shall have the meaning specified in Section 6(b) of this Agreement.

“Underlying Purchased Asset Reserves” shall mean, with respect to any Purchased Asset, the escrows, reserve funds or other similar amounts properly retained in accounts maintained by the servicer of such Purchased Asset unless and until such funds are, pursuant to the terms of the related Purchased Asset Documents, released or otherwise available to Seller (but not if such funds are used for the purpose for which they were maintained, or if such funds are released to the related Mortgagor in accordance with the relevant Purchased Asset Documents).

“Underwriting / Due Diligence Package” shall mean, with respect to any New Asset, all of the information necessary for Buyer to perform its underwriting and due diligence with respect to any Eligible Asset in a timely fashion.  Such information shall include, without limitation, the materials listed on Exhibit III.

“Underwritten Net Cash Flow” shall mean, with respect to any Purchased Asset as of any date of determination, the net operating income for the Mortgaged Property securing such Purchased Asset (or the aggregate net operating income from all of the related Mortgaged Properties securing such Purchased Asset), based on Ares Commercial Real Estate Management LLC’s underwriting and adjusted by Buyer in its commercially reasonable discretion, (i) decreased by, an amount appropriate for tenant improvements, leasing commissions and replacement reserves for capital items (subject to offsets for the current balance of interest reserves, tenant improvement reserves, leasing commissions reserves and replacement reserves and other reserves) based on Ares Commercial Real Estate Management LLC’s underwriting and adjusted by Buyer in its commercially reasonable discretion, and (ii) increased by a projected amount appropriate to reflect any rent increase(s) attributed to executed leases (each of which leases is in full force and effect and the tenant thereunder is not subject to an Insolvency Event (and is not otherwise in default of its obligations under such lease), is in full occupancy of the space demised under such lease and is paying full unabated rent thereunder) over the twelve (12) calendar month period immediately succeeding such date of determination, based on Ares Commercial Real Estate Management LLC’s underwriting and adjusted by Buyer in its commercially reasonable discretion.

“Updated Underwritten Net Cash Flow” shall mean, with respect to any Purchased Asset, the Underwritten Net Cash Flow for such Purchased Asset, as modified from time to time by Buyer in its commercially reasonable discretion.

3.                                      INITIATION; CONFIRMATION; TERMINATION; FEES; EXTENSION

(a)                                 Subject to the terms and conditions set forth in this Agreement (including, without limitation, the “Transaction Conditions Precedent” specified in Section 3(b) of this Agreement),

Buyer may agree to enter into Transactions, from time to time on or after the Closing Date, pursuant to written request in the form of Exhibit I-A at the initiation of Seller (each, a “Transaction Request”) as provided below; provided, however, that the aggregate Repurchase Price (excluding accrued Price Differential with respect to the Purchased Assets as of the date of determination) for all Transactions shall not exceed the Facility Amount.  Buyer shall have the right to review all Eligible Assets proposed to be sold to Buyer in any Transaction and to conduct its own due diligence investigation of such Eligible Assets as Buyer determines in its sole and absolute discretion, which due diligence investigation Buyer shall endeavor to complete within ten (10) Business Days of Buyer’s receipt from Seller of a Transaction Request, the complete Underwriting/Due Diligence Package and such other information as may reasonably be requested by Buyer with respect to any Transaction.  Buyer shall be entitled to make a determination, in its sole and absolute discretion, whether it shall or shall not purchase any or all of the assets proposed to be sold to Buyer by Seller.  Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence of a Market Material Adverse Change, Buyer shall have the right, upon notice to Seller (a “MMAC Notice”), to suspend Seller’s ability to initiate Transactions and Buyer’s obligation to enter into any future Transactions under this Agreement for so long as such Market Material Adverse Change is continuing; provided, however, that this Agreement shall remain in full force and effect with respect to any Transactions existing hereunder as of the date of Seller’s receipt of any such MMAC Notice.

(b)                                 Upon agreeing to enter into a Transaction hereunder, provided each of the Transaction Conditions Precedent (as hereinafter defined) shall have been satisfied at the time of closing the Transaction as determined by Buyer in its sole and absolute discretion (or, as to any particular Transaction Condition Precedent which expressly provides for a lesser standard of determination (e.g., reasonable discretion), as determined by Buyer pursuant to such lesser standard of determination) (or affirmatively waived in writing by Buyer in its sole and absolute discretion), Buyer shall promptly deliver to Seller a written confirmation (in electronic form) in the form of Exhibit I-B of each Transaction (a “Confirmation”).  Such Confirmation shall describe the Purchased Asset(s), shall identify Buyer and Seller, and shall set forth:

(i)                                     the Purchase Date,

(ii)                                  the Purchase Price Percentage,

(iii)                               the Purchase Price for such Purchased Assets,

(iv)                              the Repurchase Date,

(v)                                 the Pricing Rate (including the Applicable Spread) applicable to the Transaction, and

(vi)                              any additional terms or conditions not inconsistent with this Agreement.

Buyer’s approval of the purchase of an asset on such terms and conditions as Buyer may require shall be evidenced only by its execution and delivery of the related Confirmation.  For the avoidance of doubt, Buyer shall not be obligated to purchase an asset notwithstanding a Confirmation executed by Buyer and Seller unless and until all Transaction Conditions Precedent have been satisfied or waived by Buyer.

With respect to any Transaction, the Pricing Rate shall be determined initially on the Pricing Rate Determination Date applicable to the first Pricing Rate Period for such Transaction, and shall be reset on each Pricing Rate Determination Date for the next succeeding Pricing Rate Period for such Transaction.  Buyer or its agent shall determine in accordance with the terms of this Agreement the Pricing Rate on each Pricing Rate Determination Date for the related Pricing Rate Period and notify Seller of such rate for such period on such Pricing Rate Determination Date.  For purposes of this Section 3(b), the “Transaction Conditions Precedent” shall be deemed to have been satisfied with respect to any proposed Transaction if:

(A)                               Buyer has received all documents, certificates, information, financial statements, reports, approvals and opinions of counsel as Buyer may reasonably require;

(B)                               no Default or Event of Default in each case under this Agreement shall have occurred and be continuing as of the Purchase Date for such proposed Transaction;

(C)                               Seller shall have delivered to Buyer all information which Seller believes to be reasonably necessary for Buyer to make an informed business decision with respect to the purchase of such Eligible Asset and Seller shall have certified to Buyer that Seller has no knowledge of any material information concerning such Eligible Asset which is not reflected in the related Diligence Material or otherwise disclosed to Buyer in writing;

(D)                               except as set forth in the related Schedule of Exceptions, the representations and warranties made by each of Seller, Guarantor and Originator in the Transaction Documents to which it is a party shall be true and correct in all material respects as of the Purchase Date for such Transaction (except to the extent such representations and warranties are made as of a particular date); provided, however, that the representations and warranties made by Seller in Section 10(b)(xxii) and in paragraph (60) of Exhibit VI hereof are true and correct in all respects as of the Purchase Date for such Transaction;

(E)                                with respect to each Eligible Asset proposed to be sold to Buyer in a Transaction, Buyer shall have received: (1) a Transaction Request, (2) a Redirection Letter, (3) a Trust Receipt (or in the case of a Table Funded Purchased Asset, a Table Funded Trust Receipt) and all other items required to be delivered to Buyer under the Custodial Agreement, and (4) the Underwriting / Due Diligence Package (including a copy of Seller’s final internal investment committee memo related to such Eligible Asset);

(F)                                 the Servicer has received copies of the Purchased Asset File and any other documents required to be delivered under the Servicing Agreement;

(G)                               with respect to each Seller Hedge Required Asset, Seller shall have provided evidence reasonably satisfactory to Buyer of an increase in the notional amount of the Seller Hedging Transaction(s), or other evidence satisfactory to Buyer of reasonably satisfactory hedging with respect to such Seller Hedge Required Asset;

(H)                              no Market Material Adverse Change shall have occurred and be continuing;

(I)                                   Seller has paid all fees and expenses then due and payable to Buyer under the Transaction Documents, including, without limitation, all portions of the Make-Whole Fee due and owing as of such Purchase Date for such Transaction (if any);

(J)                                   Seller shall have provided for all Underlying Purchased Asset Reserves to be held by the Servicer and shall have pledged all Underlying Purchased Asset Reserves relating to such Eligible Asset to Buyer;

(K)                              Buyer shall have completed, in a manner satisfactory to Buyer in its sole and absolute discretion, its (1) its OFAC diligence and (2) “Know Your Customer” diligence and background check, in each of cases (1) and (2), as to the related Mortgagor, guarantor or other obligor or indemnitor, and as to each Person that (x) has a direct or indirect ownership interest in such Mortgagor, guarantor or other obligor or indemnitor equal to or greater than twenty-five percent (25%), or (y) controls such Mortgagor, guarantor or other obligor or indemnitor);

(L)                                Buyer shall have (1) determined, in its sole and absolute discretion, that the assets proposed to be sold to Buyer by Seller in such Transaction are Eligible Assets, (2) obtained satisfactory results of a full underwriting review of such Eligible Asset and the related Mortgaged Property (or Mortgaged Properties) performed by Buyer and any third party reviewers, (3) obtained satisfactory results of a review of Seller’s processes and procedures including underwriting, compliance, origination and quality control and (4) obtained internal credit approval for the inclusion of such Eligible Asset as a Purchased Asset in a Transaction;

(M)                            [Reserved];

(N)                               with respect to each Seller Hedge Required Asset, Buyer shall have received an executed copy of all related Seller Hedging Documents;

(O)                               Buyer’s counsel shall have completed review of each Eligible Asset, which review shall be satisfactory in Buyer’s sole and absolute discretion;

(P)                                 [Reserved];

(Q)                               with respect to each Mortgagor Hedge Required Asset, Buyer shall have received an executed copy of all related Mortgagor Hedging Documents; and

(R)                               each Mortgagor shall be a “special purpose entity” as determined by Buyer in Buyer’s reasonable discretion.

If at any time Seller has made or anticipates making an additional advance to the Mortgagor under a Future Funding Eligible Asset and Future Funding Financing Capacity exists (or will exist) as a result of such advance, provided no Purchased Asset Margin Deficit, Facility Margin Deficit, Hotel Margin Deficit, Default or Event of Default exists, Seller may request that Buyer increase the Purchase Price thereof by a specified amount up to the Future Funding Financing Capacity for such Purchased Asset (such amount, if any, the “Future Funding Financing Purchase Price Increase”).  Seller shall deliver to Buyer a description of any material change with respect to the Purchased Asset or the Mortgaged Property securing the Purchased Asset, together with (x) a certification by Seller stating that all conditions precedent to the funding by Seller of such future funding advance set forth in the related Purchased Asset Documents have been satisfied and (y) all supporting information and materials and all calculations and source material evaluated by Seller and Servicer in determining that all conditions precedent to the funding by Seller of such future funding advance set forth in the related Purchased Asset Documents have been satisfied.  Buyer shall not have any obligation to pay any additional Purchase Price in respect of a Future Funding Eligible Asset (x) in excess of the Future Funding Financing Capacity for such Future Funding Eligible Asset or (y) to the extent that, after giving effect to such payment of additional Purchase Price, the aggregate Repurchase Price for all Transactions (excluding accrued Price Differential with respect to the Purchased Assets as of the date of determination) would exceed the Facility Amount.  In the event Seller desires to request that Buyer increase the Purchase Price with respect to any individual Purchased Asset, Seller shall deliver to Buyer a written request with respect thereto; provided, that Seller shall not deliver more than one (1) such request for any single Purchased Asset in any calendar month.  Buyer will, within ten (10) Business Days of Buyer’s receipt of Seller’s written request together with the certification and supporting information and materials and calculations and source material referenced in clauses (x) and (y) above and provided that Buyer shall have determined in its commercially reasonable discretion that all conditions precedent to the funding by Seller of such future funding advance set forth in the related Purchased Asset Documents have in fact been satisfied, pay to Seller the requested additional Purchase

Price with respect to such Purchased Asset in immediately available funds (or respond in writing with any disagreement as to such request), and Future Funding Financing Capacity (if any remains) shall be recalculated.  Buyer shall promptly deliver to Seller an amended and restated Confirmation for the applicable Purchased Asset which reflects the increase in the Purchase Price to be funded to Seller and Seller shall promptly, but in any event within two (2) Business Days, execute and return such amended and restated Confirmation to Buyer, the receipt by Buyer of which amended and restated Confirmation executed by Seller shall be a condition precedent to Buyer’s obligation to advance the additional Purchase Price to Seller hereunder.  Upon Seller’s written request, and provided all of the other conditions to funding in this paragraph are satisfied, Buyer may in its sole and absolute discretion advance an additional Purchase Price to Seller prior to Seller making an additional advance to the Mortgagor under a Future Funding Eligible Asset.  Any additional Purchase Price so paid by Buyer to Seller prior to Seller making the additional advance to the Mortgagor must be used to fund the related additional advance under the related Purchased Asset and for no other purpose.  Upon Seller’s written request, and provided all of the other conditions to funding described in this paragraph are satisfied, Buyer shall advance an additional Purchase Price to Seller simultaneously with the making of the related additional advance to the related Mortgagor so that such additional Purchase Price is used to make such additional advance to such Mortgagor, in which case such additional Purchase Price will be funded by Buyer directly to such Mortgagor or to a national title company approved by Buyer in its sole and absolute discretion, for disbursement to such Mortgagor in accordance with disbursement instructions approved by Buyer.

(c)                                  (i)                                     On the Repurchase Date (or Early Repurchase Date, as applicable) with respect to a Transaction, termination of such Transaction will be effected by transfer to Seller or its agent of the Purchased Assets relating to such Transaction and any Income in respect thereof received by Buyer (and not previously credited or transferred to, or applied to the obligations of, Seller pursuant to Section 5 of this Agreement) against the simultaneous transfer of the Repurchase Price with respect to such Transaction to an account of Buyer.  In connection with any such termination of a Transaction pursuant to the preceding sentence, upon its receipt of the Repurchase Price as confirmed by Buyer, Buyer shall (i) be deemed to have simultaneously released its security interest in such Purchased Asset and the related Collateral, (ii) shall authorize the Custodian to release to Seller the Purchased Asset Documents for such Purchased Asset, (iii) to the extent any UCC financing statement filed against Seller identifies such Purchased Asset, authorize Seller to file an amendment thereto or termination thereof evidencing the release of such Purchased Asset from Buyer’s security interest therein, (iv) deliver the documents referenced in Section 7(b)(xxiii) of this Agreement with respect to such Purchased Asset and (v) to the extent Buyer has recorded any Assignment of Mortgage in favor of Buyer pursuant to Section 7(b) of this Agreement, deliver an Assignment of Mortgage executed by Buyer to Seller or Seller’s designee (and notarized if required) and any assignment of assignment of leases and rents, if any, to Seller to record, at Seller’s sole cost and expense (and

Seller shall promptly provide Buyer with evidence of recordation or submission for recordation and, following Seller’s receipt thereof from the applicable governmental recording office, a recorded copy of such instrument).  Any such transfer or release shall be without recourse to Buyer and without representation or warranty by Buyer.  Any Income with respect to such Purchased Asset received by Buyer after payment in full of the Repurchase Price therefor and any other amounts due hereunder with respect to such Purchased Asset, and the release of such Purchased Asset in accordance with the terms of this Agreement, shall be promptly transferred to Seller.

(ii)                                  Except as expressly provided herein, including, without limitation, upon the occurrence and during the continuance of an Event of Default, no Transaction shall be terminable on demand by Buyer.  Seller shall be entitled to terminate a Transaction on demand, in whole or in part, and repurchase any or all Purchased Assets subject to such Transaction (each, an “Early Repurchase”) on any Business Day prior to the Repurchase Date (each, an “Early Repurchase Date”); provided, however, that:

(A)                               Seller notifies Buyer in writing of its intent to terminate such Transaction and repurchase such Purchased Assets no later than three (3) Business Days prior to such Early Repurchase Date; and

(B)                               on such Early Repurchase Date Seller pays to Buyer an amount equal to the sum of the Repurchase Price for such Transaction(s), and any other amounts payable under this Agreement (including, without limitation, Section 3(i) of this Agreement) with respect to such Transaction(s) against transfer to Seller or its agent of such Purchased Assets.

(iii)                               Except with respect to a Repurchase Date for a Purchased Asset occurring pursuant to clause (iii) of the definition thereof and except as otherwise provided in the last paragraph of this Section 3(c)(iii) with respect to Future Funding Eligible Assets, if all of the Transaction Extension Conditions are timely satisfied, the Repurchase Date with respect to any Purchased Asset may, at the option of Seller, be extended one or more times but in no event beyond the earliest to occur of: (i) the Facility Termination Date, (ii) the date on which Seller is to repurchase such Purchased Asset as specified in the related amended and restated Confirmation and (iii) the maturity date of the Mortgage Note related to such Purchased Asset (as may be extended pursuant to the terms of such Mortgage Note and the other related Purchased Asset Documents).  Whenever the Repurchase Date with respect to a Purchased Asset is extended in accordance with this Section 3(c)(iii), an amended and restated Confirmation reflecting such extension and that is otherwise acceptable to Buyer and Seller shall be prepared by Seller and executed by Seller and Buyer.  For purposes of the preceding sentence, the

“Transaction Extension Conditions” shall be deemed to have been satisfied if:

(A)                               Seller shall have given Buyer written notice, not less than thirty (30) days and not more than ninety (90) days, prior to the then current Repurchase Date, of Seller’s desire to extend the Repurchase Date for such Purchased Asset;

(B)                               no Default or Event of Default under this Agreement shall have occurred and be continuing as of the then current Repurchase Date;

(C)                               with respect to any Hedge Required Asset, the maturity date of the Seller Hedging Transaction or the Mortgagor Hedging Transaction, as applicable, has been extended to a date no earlier than the Repurchase Date as extended pursuant to this Section 3(c)(iii);

(D)                               [Reserved];

(E)                                except as set forth in the related Schedule of Exceptions, the representations and warranties made by Seller and Guarantor in the Transaction Documents shall be true and correct in all material respects as of the then current Repurchase Date (unless such representations and warranties are made as of a particular date); provided, however, that the representations and warranties made by Seller in Section 10(b)(xxii) and in paragraph (60) of Exhibit VI hereof shall be true and correct in all respects as of the then current Repurchase Date; and

(F)                                 Seller executes and/or delivers any supplements, modifications, addendums, opinions or other documents as may be necessary or desirable in order to cause this Agreement and the Transactions contemplated hereby to qualify for, comply with the provisions of, or otherwise satisfy, maintain or preserve the criteria for safe harbor treatment under the Bankruptcy Code, including, without limitation, such opinions from counsel as may be required with respect to the applicability of safe harbor treatment under the Bankruptcy Code, in each case provided that Buyer has a reasonable basis for requiring the same, including, without limitation, as a result of the adoption of or any change in any applicable law, statute or regulation or in the interpretation or application thereof (provided, that any such request shall be on terms substantially consistent with, and no less favorable in any material respect to Seller than, Buyer’s requirements for other, similarly situated parties for whom Buyer has established comparable facilities).

Notwithstanding the foregoing, with respect to each Purchased Asset that is a Future Funding Eligible Asset, after the earlier to occur of (x) any failure by Seller to fund any future funding obligation under such Future Funding Eligible Asset or (y) Seller’s receipt of notice of the commencement of any litigation by the related Mortgagor (or any Affiliate of such Mortgagor), alleging any failure by Seller (or an Affiliate thereof), Buyer or any other Person to fund any future funding obligation under such Future Funding Eligible Asset, Seller shall promptly (but in no event more than one (1) Business Day) provide written notice of the same to Buyer (unless such notice was received from Buyer).  Furthermore, Seller agrees to repurchase such Purchased Asset within ten (10) Business Days after Seller receives notice from Buyer requiring the repurchase of the related Purchased Asset.  The date that is ten (10) Business Days after Seller receives notice from Buyer in accordance with the preceding sentence is a Repurchase Date under this Agreement with respect to such Purchased Asset.  Notwithstanding anything to the contrary contained herein, such Repurchase Date is not subject to extension.  Seller’s failure to repurchase such Purchased Asset upon the related Repurchase Date is an Event of Default hereunder.

(d)                                 This Agreement shall terminate on the Facility Termination Date.  Notwithstanding anything contained in this Agreement to the contrary, provided all of the Facility Extension Conditions (as hereinafter defined) shall have been satisfied, Seller shall have the option to extend the Facility Termination Date for up to two (2) one (1) year periods ending on the one-year anniversary date of the initial Facility Termination Date, and the one-year anniversary of the first extended Facility Termination Date, respectively (or if either such day is not a Business Day, the immediately succeeding Business Day).  For purposes of the preceding sentence, the “Facility Extension Conditions” with respect to each extension shall be deemed to have been satisfied if:

(i)                                     Seller shall have given Buyer written notice, not less than thirty (30) days and no more than ninety (90) days, prior to the originally scheduled Facility Termination Date (in the case of the exercise of the first extension period) or the first extended Facility Termination Date (in the case of the exercise of the second extension period), of Seller’s desire to extend the Facility Termination Date;

(ii)                                  no Default or Event of Default under this Agreement shall have occurred and be continuing as of the originally scheduled Facility Termination Date (in the case of the exercise of the first extension period) or the first extended Facility Termination Date (in the case of the exercise of the second extension period);

(iii)                               with respect to any Hedge Required Asset, the maturity date of each Seller Hedging Transaction and each Mortgagor Hedging Transaction has been extended to a date no earlier than the Facility Termination Date as extended pursuant to this Section 3(d);

(iv)                              [Reserved];

(v)                                 except as set forth in the related Schedule of Exceptions, the representations and warranties made by Seller and Guarantor in the

Transaction Documents shall be true and correct in all material respects as of the original Facility Termination Date (in the case of the exercise of the first extension period) or as of the first extended Facility Termination Date (in the case of the exercise of the second extension period) (unless in either case such representations and warranties are made as of a particular date); provided, however, that the representations and warranties made by Seller in Section 10(b)(xxii) and in paragraph (60) of Exhibit VI hereof shall be true and correct in all respects as of the then current Repurchase Date; and

(vi)                              Seller shall have paid the Extension Fee to Buyer.

(e)                                  On any Business Day, if the Facility Amount is greater than the aggregate Repurchase Price for all Purchased Assets as of such date, Seller may, upon ten (10) Business Days’ written notice in the form of Exhibit XI hereto to Buyer, reduce the Facility Amount (each, a “Facility Reduction”).  Each Facility Reduction shall be in an amount equal to or greater than $5,000,000.

(f)                                   Intentionally Omitted.

(g)                                  If prior to the first day of any Pricing Rate Period with respect to the Transaction, Buyer shall have determined in its commercially reasonable discretion (which determination shall be conclusive and binding upon Seller) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBOR for such Pricing Rate Period, Buyer shall give telecopy or telephonic notice thereof to Seller as soon as practicable thereafter.  If such notice is given, the Pricing Rate with respect to such Transaction for such Pricing Rate Period, and for any subsequent Pricing Rate Periods until such notice has been withdrawn by Buyer, shall be a per annum rate equal to the sum of (a) the greater of (x) the most recent LIBOR rate and (y) the Prime Rate, plus (b) the Applicable Spread (the “Alternative Rate”).

(h)                                 Notwithstanding any other provision herein, if the adoption of or any change in any Requirements of Law or in the interpretation or application thereof shall make it unlawful for Buyer to effect or continue Transactions as contemplated by the Transaction Documents, (i) the commitment of Buyer hereunder to enter into new Transactions and to continue Transactions shall be canceled, and (ii) the Transactions then outstanding shall be converted automatically to Alternative Rate Transactions on the last day of the then current Pricing Rate Period or within such earlier period as may be required by law. If any such conversion of a Transaction occurs on a day which is not the last day of the then current Pricing Rate Period with respect to such Transaction, Seller shall pay to Buyer such amounts, if any, as may be required pursuant to Section 3(i) of this Agreement.

(i)                                     Upon demand by Buyer, Seller shall indemnify Buyer and hold Buyer harmless from any net actual, out of pocket loss or expense (not to include any lost profit or opportunity) (including, without limitation, reasonable actual attorneys’ fees and disbursements) which Buyer may sustain or incur as a consequence of (i) default by Seller in terminating any Transaction after Seller has given a notice in accordance with Section 3(c)(ii) of a termination of a

Transaction, (ii) any payment of the Repurchase Price with respect to a Purchased Asset on any day other than a Remittance Date or the Repurchase Date (or Early Repurchase Date) with respect to such Purchased Asset (including, without limitation, any such actual, out of pocket loss or expense arising from the reemployment of funds obtained by Buyer to maintain Transactions hereunder or from customary and reasonable fees payable to terminate the deposits from which such funds were obtained) or (iii) conversion of any Transaction to an Alternative Rate Transaction pursuant to Section 3(h) of this Agreement on a day which is not the last day of the then current Pricing Rate Period.  Buyer shall promptly deliver to Seller a certificate as to such actual costs, losses, damages and expenses, setting forth the calculations therefor and such certificate shall be prima facie evidence of the information set forth therein.

(j)                                    If the adoption of or any change in any Requirements of Law or in the interpretation or application thereof by any Governmental Authority or compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority having jurisdiction over Buyer made subsequent to the date hereof:

(i)                                     shall subject Buyer to any tax of any kind whatsoever with respect to the Transaction Documents, any Purchased Asset or any Transaction, or change the basis of taxation of payments to Buyer in respect thereof (in each case, other than any Excluded Taxes);

(ii)                                  shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of Buyer which is not otherwise included in the determination of the LIBOR hereunder; or

(iii)                               shall impose on Buyer any other condition;

and the result of any of the foregoing is to increase the cost to Buyer, by an amount which Buyer deems, in good faith, to be material, of entering into, continuing or maintaining Transactions or to reduce any amount receivable under the Transaction Documents in respect thereof; then, in any such case, Seller shall promptly pay Buyer, upon its demand, any additional amounts as reasonably calculated by Buyer in good faith and necessary to compensate Buyer for such increased cost or reduced amount receivable (in the case of taxes, in an amount such that, after deduction of the applicable tax, Buyer receives the amount to which it would have been entitled if no tax were deductible); provided, that the computation of such additional amounts shall be made by Buyer in good faith, and shall not exceed in any material respect the amount that would be computed using a method consistent with that applied in Buyer’s computation of similar amounts due from similarly situated parties for whom Buyer has established credit facilities with comparable calculation of pricing rates reasonably comparable to the facility governed hereby.  If Buyer becomes entitled to claim any additional amounts pursuant to this Section 3(j), it shall notify Seller of the event by reason of which it has become so entitled.  Any such notification shall set out the calculation of any additional amounts payable pursuant to this subsection and shall be prima facie evidence of such additional amounts.  This covenant shall survive the termination of this Agreement and the repurchase by Seller of any or all Purchased Assets.  If Buyer becomes entitled to claim any additional amounts pursuant to this Section 3(j), it shall notify Seller of the event by reason of which it has become so entitled within one hundred twenty (120) days after Buyer has actual knowledge thereof.

(k)                                 If Buyer shall have determined that the adoption of or any change in any Requirements of Law regarding capital adequacy or in the interpretation or application thereof or compliance by Buyer or any corporation controlling Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof does or shall have the effect of increasing the amount of capital to be held by Buyer in respect of any Transaction hereunder or reducing the rate of return on Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by Buyer to be material, then from time to time, after submission by Buyer to Seller of a written request therefor, Seller shall pay to Buyer such additional amount or amounts as will compensate Buyer for such reduction; provided, that the computation of such additional amounts shall be made by Buyer in good faith, and shall not exceed in any material respect the amount that would be computed using a method consistent with that applied in Buyer’s computation of similar amounts due from similarly situated parties for whom Buyer has established credit facilities with comparable calculation of pricing rates reasonably comparable to the facility governed hereby.  Any such notification shall set out the calculation of any additional amounts payable pursuant to this subsection and shall be prima facie evidence of such additional amounts.  This covenant shall survive the termination of this Agreement and the repurchase by Seller of any or all of the Purchased Asset. If Buyer becomes entitled to claim any additional amounts pursuant to this Section 3(k), it shall notify Seller of the event by reason of which it has become so entitled within one hundred twenty (120) days after Buyer has actual knowledge thereof.

4.                                      MARGIN MAINTENANCE; MARGIN EXCESS

(a)                                 Buyer shall notify Seller of any Credit Event promptly after becoming aware of the occurrence of such Credit Event; provided, however, that any failure of Buyer to send such notice to Seller shall not limit, or be deemed a waiver of, any of Buyer’s rights with respect to this Section 4.

(b)                                 During the existence of a Credit Event described in clause (i) or (iii) (in the case of clause (iii) if with respect to a single Purchased Asset only) of the definition thereof, if the product of (x) the Market Value of any affected Purchased Asset times (y) the Purchase Price Percentage for such Purchased Asset is less than Repurchase Price of such Purchased Asset (a “Purchased Asset Margin Deficit”), then, upon receipt of written notice from Buyer of such Purchased Asset Margin Deficit (each, such notice, a “Purchased Asset Margin Notice”), Seller shall, at its election, take one or more of the following actions:  (a) repurchase the applicable Purchased Asset or (b) transfer to Buyer (i) cash or (ii) additional collateral acceptable to Buyer in its sole and absolute discretion, so that following such repurchase or transfer (a “Purchased Asset Margin Cure”) a Purchased Asset Margin Deficit no longer exists.  Any Eligible Asset transferred as additional collateral shall be a Purchased Asset and shall have a Purchase Price as determined by Buyer in its sole and absolute discretion on the date of transfer.  Seller’s failure to cure any Purchased Asset Margin Deficit as required by this Section 4(b) shall constitute an Event of Default and shall entitle Buyer to exercise its remedies under Section 14 (including, without limitation, the liquidation remedy provided for in Section 14(b)(iii)).  If any Purchased Asset Margin Notice is given by Buyer to Seller under this Section 4(b) on any Business Day, Seller shall make a Purchased Asset Margin Cure by no later than the third (3rd) Business Day after the giving of such Purchased Asset Margin Notice.  The failure of Buyer, on any one or more occasions, to exercise its rights under this Section 4(b) shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date.  Buyer and Seller agree that any failure or delay by Buyer to exercise its rights under this Section 4(b) shall not limit Buyer’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Seller.  Any additional cash or collateral transferred to Buyer pursuant to this Section 4(b) with respect to the affected Purchased Asset shall be applied by Buyer to reduce the outstanding Purchase Price of the Purchased Asset that gave rise to such Purchased Asset Margin Deficit.

(c)                                  During the existence of a Credit Event described in clause (ii), (iii) or (v) (in the case of clause (iii) if other than with respect to a single Purchased Asset only) of the definition thereof, if the sum of the products obtained by multiplying (x) the Market Value of each Purchased Asset times (y) the Purchase Price Percentage for such Purchased Asset, is less than the aggregate Repurchase Price of all Purchased Assets (a “Facility Margin Deficit”), then, upon receipt of written notice from Buyer of such Facility Margin Deficit (each such notice, a “Facility Margin Notice”), Seller shall take one or more of the following actions as required by Buyer in its sole and absolute discretion (or, solely in the case of a Facility Margin Deficit in respect of a Credit Event described in clause (ii) of the definition thereof, one of the following actions as elected by Seller):  (a) repurchase one or more Purchased Assets as determined by Buyer in its sole and absolute discretion or (b) transfer to Buyer (i) cash or (ii) additional collateral (which additional collateral shall be mutually acceptable to Buyer and Seller, each in its sole and absolute discretion), so that following such repurchase or transfer (a “Facility Margin Cure”) a Facility Margin Deficit no longer exists.  Any Eligible Asset transferred as additional collateral shall be a Purchased Asset and shall have a Purchase Price as determined by Buyer in its sole and absolute discretion on the date of transfer.  Seller’s failure to cure any Facility Margin Deficit as required by this Section 4(c) shall constitute an Event of Default and shall entitle Buyer to exercise its remedies under Section 14 (including, without limitation, the liquidation remedy provided for in Section 14(b)(iii)).  If any Facility Margin Notice is given by Buyer to Seller under this Section 4(c) on any Business Day, Seller shall make a Facility Margin Cure by no later than the third (3rd) Business Day after the giving of such Facility Margin Notice.  The failure of Buyer, on any one or more occasions, to exercise its rights under this Section 4(c) shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date.  Buyer and Seller agree that any failure or delay by Buyer to exercise its rights under this Section 4(c) shall not limit Buyer’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Seller.  Buyer shall apply any additional cash or collateral transferred to Buyer pursuant to this Section 4(c) to reduce the outstanding Purchase Price of the Purchased Assets on a weighted average, pro rata basis with respect to all Purchased Assets.

(d)                                 During the existence of a Credit Event described in clause (iv) of the definition thereof (a “Hotel Margin Deficit”), then, upon receipt of written notice from Buyer of such Hotel Margin Deficit (each such notice, a “Hotel Margin Notice”), Seller shall, at its election, take one or more of the following actions:  (a) repurchase one or more Hotel Purchased Assets as determined by Buyer or (b) transfer to Buyer (i) cash or (ii) additional collateral acceptable to Buyer in its sole and absolute discretion, so that following such repurchase or transfer (a “Hotel Margin Cure”) a Hotel Margin Deficit no longer exists.  Any Eligible Asset transferred as additional collateral shall be a Purchased Asset and shall have a Purchase Price as determined by Buyer in its sole and absolute discretion on the date of transfer.  Seller’s failure to cure any Hotel Margin Deficit as required by this Section 4(d) shall constitute an Event of Default and shall entitle Buyer to exercise its remedies under Section 14 (including, without limitation, the liquidation remedy provided for in Section 14(b)(iii)).  If any Hotel Margin Deficit Notice is given by Buyer to Seller under this Section 4(d) on any Business Day, Seller shall make a Hotel Margin Cure by no later than the third (3rd) Business Day after the giving of the Hotel Margin Notice.  The failure of Buyer, on any one or more occasions, to exercise its rights under this Section 4(d) shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date.  Buyer and Seller agree that any failure or delay by Buyer to exercise its rights under this Section 4(d) shall not limit Buyer’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Seller. Buyer shall apply any additional cash or collateral transferred to Buyer pursuant to this Section 4(d) to reduce the outstanding Purchase Price of the Hotel Purchased Assets on a weighted average, pro rata basis with respect to all Hotel Purchased Assets.

(e)                                  During the existence of a Credit Event described in clause (i)(A), (i)(B), (i)(C) or (iii) of the definition thereof, Buyer, in its sole and absolute discretion and notwithstanding anything to the contrary contained in this Agreement (including, without limitation, Section 4(b), Section 4(c) and Section 4(d) hereof), reserves the right to immediately require a Margin Call (which Seller will be required to satisfy within one (1) Business Day) or require Seller to repurchase the applicable Purchased Asset with respect to which such Credit Event occurred not later than ten (10) Business Days following notice by Buyer.  The failure of Buyer, on any one or more occasions, to exercise its rights under this Section 4(e) shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date.  Buyer and Seller agree that any failure or delay by Buyer to exercise its rights under this Section 4(e) shall not limit Buyer’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Seller

(f)                                   As of any Business Day with respect to any Purchased Asset, so long as (i) no Default or Event of Default has occurred and is continuing, (ii) no Cash Sweep Trigger Period has occurred and is continuing, (iii) no Purchased Asset Margin Deficit, Facility Margin Deficit or Hotel Margin Deficit exists and (iv) the Repurchase Price for such Purchased Asset is less than the Hypothetical Purchase Price for such Purchased Asset (a “Purchased Asset Margin Excess”), then Seller may deliver a written request in the form of Exhibit IX (each, a “Purchased Asset Margin Excess Request”) that Buyer transfer cash to Seller in an amount up to such Purchased Asset Margin Excess (provided, that Seller shall not deliver more than one (1) such request in any calendar month), it being understood that upon the transfer of such cash the Purchase Price of such Purchased Asset will be increased on a dollar for dollar basis by an amount equal to the Purchased Asset Margin Excess; provided, that, notwithstanding the foregoing, Buyer shall have no obligation to transfer cash to Seller which would cause the Purchase Price with respect to such Purchased Asset to exceed the Hypothetical Purchase Price for such Purchased Asset.  Buyer shall transfer such funds to Seller (or respond in writing with any disagreement as to such request, including, without limitation, with respect to the failure of one or more of the conditions precedent to fund such Purchased Asset Margin Excess set forth in this Section 4(f) to be satisfied) within five (5) Business Days of Buyer’s receipt of the applicable Purchased Asset Margin Excess Request from Seller.  Buyer shall deliver to Seller an amended and restated Confirmation for the applicable Purchased Asset which reflects the increase in the Purchase Price, and Seller shall promptly, but in any event within three (3) Business Days, execute and return such amended and restated Confirmation to Buyer.

5.                                      INCOME PAYMENTS AND PRINCIPAL PAYMENTS

(a)                                 The Cash Management Account shall be established and maintained by Seller at the Depository.  Buyer shall have sole dominion and control over the Cash Management Account.  All Available Income in respect of the Purchased Assets and any payments required to be made to Seller under any Seller Hedging Transaction, shall be deposited by the Servicer (and Seller shall cause the Servicer to so deposit) directly into the Cash Management Account without any further action of Seller or Buyer.  All such amounts transferred into the Cash Management Account shall be remitted by the Depository in accordance with the applicable provisions of Sections 5(d), 5(e), 5(f), 5(g) and 14(b)(iii) of this Agreement.

(b)                                 [Reserved].

(c)                                  With respect to each Purchased Asset, Seller shall deliver, or cause to be delivered to Buyer, a Redirection Letter.  If a Mortgagor, the Servicer, borrower or other obligor forwards any Income, or a counterparty forwards any payment under a Seller Hedging Transaction, with respect to a Purchased Asset to Seller or any of its Affiliates (including, without limitation, Guarantor, but excluding the Servicer in its capacity as servicer pursuant to the Servicing Agreement) rather than directly to the Servicer in its capacity as servicer pursuant to the Servicing Agreement, Seller shall (i) deliver an additional Redirection Letter (with a copy to Buyer), and make other commercially reasonable efforts to cause such Mortgagor, the Servicer, borrower or other obligor to forward such amounts directly to the Servicer in its capacity as servicer pursuant to the Servicing Agreement, (ii) hold such amounts in trust for the benefit of Buyer and (iii) promptly (and in any event within two (2) Business Days after receipt of the same) deposit in the Cash Management Account any portion of such amounts constituting Available Income.

(d)                                 Provided that no Cash Sweep Trigger Period shall have occurred and be continuing and provided further that no Material Default shall have occurred and be continuing, all Available Income in respect of the Purchased Assets (other than Principal Payments and the principal portion of net sale proceeds) received by the Servicer (or, without limiting any of the terms and provisions hereof, by Seller), together with all payments made by a counterparty under each Seller Hedging Transaction, if any, during each Collection Period and on deposit in the Cash Management Account on the Remittance Date, shall be applied by the Depository on such Remittance Date in the following order of priority:

(i)                                     first, to remit to (a) the Custodian an amount equal to any accrued and unpaid custodial fees and expenses and (b) the Depository and the Servicer an amount equal to the depository fee and the Qualified Servicing Expenses, if any, respectively, due and payable on such Remittance Date;

(ii)                                  second, to remit to Buyer an amount equal to the Price Differential which has accrued and is outstanding in respect of all Purchased Assets as of such Remittance Date;

(iii)                               third, to remit to Buyer an amount equal to any unpaid fees, expenses and indemnity amounts due from Seller under the Transaction Documents (including, without limitation, any Make-Whole Fees due and payable);

(iv)                              fourth, to make a payment to Buyer on account of any uncured Purchased Asset Margin Deficit, Facility Margin Deficit or Hotel Margin Deficit;

(v)                                 fifth, provided no Purchased Asset Margin Deficit, Facility Margin Deficit or Hotel Margin Deficit exists after giving effect to the payments in Section 5(d)(iv) above and provided further that Seller shall have otherwise complied with all of its obligations under Sections 4(b), (c), (d) and (e) hereof in respect of any Credit Event, to pay any due and unpaid Non-Qualified Servicing Expenses; and

(vi)                              sixth, provided no Purchased Asset Margin Deficit, Facility Margin Deficit or Hotel Margin Deficit exists after giving effect to the payments in Section 5(d)(iv) above and provided further that Seller shall have otherwise complied with all of its obligations under Sections 4(b), (c), (d) and (e) hereof in respect of any Credit Event, to remit to Seller any remaining amounts as designated by Seller.

(e)                                  Provided that no Cash Sweep Trigger Period shall have occurred and be continuing and provided further that no Material Default shall have occurred and be continuing, any Principal Payment and the principal portion of net sale proceeds in respect of a Purchased Asset which is a portion of the Available Income received by the Servicer (or, without limiting any of the terms and provisions hereof, by Seller) during each Collection Period and on deposit in the Cash Management Account, shall be applied by the Depository on (x) the next following Remittance Date or (y) solely in the case of any single unscheduled Principal Payment in respect of a Purchased Asset which exceeds $1,000,000.00 (but not any other amounts then on deposit in the Cash Management Account), the next following Business Day, in either case, in the following order of priority:

(i)                                     first, to remit to (a) the Custodian an amount equal to any accrued and unpaid custodial fees and expenses and (b) the Depository and the Servicer an amount equal to the depository fee and the Qualified Servicing Expenses, if any, respectively, due and payable on such Remittance Date (in each case to the extent not paid pursuant to Section 5(d)(i) above);

(ii)                                  second, to remit to Buyer an amount equal to the Price Differential which has accrued and is outstanding in respect of all Purchased Assets as of such Remittance Date (to the extent not paid pursuant to Section 5(d)(ii) above);

(iii)                               third, to make a payment to Buyer on account of the Purchase Price of the Purchased Assets in respect of which a Principal Payment (or principal portion of net sales proceeds) has been received in an amount equal to the product obtained by multiplying (a) the Applicable Amortization Percentage of the Purchased Assets in respect of which a Principal Payment (or principal portion of net sales proceeds) has been received by (b) the amount of such Principal Payment (or principal portion of net sales proceeds) (the “Required Amortization”);

(iv)                              fourth, to remit to Buyer an amount equal to any unpaid fees, expenses and indemnity amounts due from Seller under the Transaction Documents (including, without limitation, any Make-Whole Fees due and payable) (to the extent not paid pursuant to Section 5(d)(iii) above);

(v)                                 fifth, to make a payment to Buyer on account of any uncured Purchased Asset Margin Deficit, Facility Margin Deficit or Hotel Margin Deficit remaining after giving effect to the payments in Section 5(d)(iv) above;

(vi)                              sixth, provided no Purchased Asset Margin Deficit, Facility Margin Deficit or Hotel Margin Deficit exists after giving effect to the payments in Section 5(d)(iv) and Section 5(e)(v) above and provided further that Seller shall have otherwise complied with all of its obligations under Sections 4(b), (c), (d) and (e) hereof in respect of any Credit Event, to pay any due and unpaid Non-Qualified Servicing Expenses; and

(vii)                           seventh, provided no Purchased Asset Margin Deficit, Facility Margin Deficit or Hotel Margin Deficit exists after giving effect to the payments in Section 5(d)(iv) and Section 5(e)(v) above and provided further that Seller shall have otherwise complied with all of its obligations under Sections 4(b), (c), (d) and (e) hereof in respect of any Credit Event, to remit to Seller the remainder of such Principal Payment or the principal portion of net sale proceeds.

(f)                                   Upon the occurrence and during the continuance of a Cash Sweep Trigger Period, so long as no Material Default shall have occurred and be continuing, all Available Income in respect of the Purchased Assets (including Principal Payments and the principal portion of net sale proceeds) received by the Servicer (or, without limiting any of the terms and provisions hereof, by Seller), together with all payments made by a counterparty under each Seller Hedging Transaction, if any, during each Collection Period and on deposit in the Cash Management Account shall be applied by the Depository on (x) the next following Remittance Date or (y) solely in the case of any single unscheduled Principal Payment in respect of a Purchased Asset which exceeds $1,000,000.00 (but not any other amounts then on deposit in the Cash

Management Account), the next following Business Day, in either case, in the following order of priority:

(i)                                     first, to remit to (a) the Custodian an amount equal to any accrued and unpaid custodial fees and expenses and (b) the Depository and the Servicer an amount equal to the depository fee and the Qualified Servicing Expenses, if any, respectively, due and payable on such Remittance Date;

(ii)                                  second, to remit to Buyer an amount equal to the Price Differential which has accrued and is outstanding in respect of all Purchased Assets as of such Remittance Date;

(iii)                               third, to make a payment to Buyer on account of the Purchase Price of the Purchased Assets in respect of which a Principal Payment (or principal portion of net sales proceeds) has been received in an amount equal to the Required Amortization;

(iv)                              fourth, to remit to Buyer an amount equal to any unpaid fees, expenses and indemnity amounts due from Seller under the Transaction Documents (including, without limitation, any Make-Whole Fees due and payable);

(v)                                 fifth, to make a payment to Buyer on account of any uncured Purchased Asset Margin Deficit, Facility Margin Deficit or Hotel Margin Deficit;

(vi)                              sixth, to be applied by Buyer to reduce the Repurchase Price of the Purchased Assets on a weighted average, pro rata basis until the Repurchase Price for all Purchased Assets has been reduced to zero;

(vii)                           seventh, provided no Purchased Asset Margin Deficit, Facility Margin Deficit or Hotel Margin Deficit exists after giving effect to the payments in Section 5(f)(v) above and provided further that Seller shall have otherwise complied with all of its obligations under Sections 4(b), (c), (d) and (e) hereof in respect of any Credit Event, to pay any due and unpaid Non-Qualified Servicing Expenses; and

(viii)                        eighth, provided no Purchased Asset Margin Deficit, Facility Margin Deficit or Hotel Margin Deficit exists after giving effect to the payments in Section 5(f)(v) above and provided further that Seller shall have otherwise complied with all of its obligations under Sections 4(b), (c), (d) and (e) hereof in respect of any Credit Event, to remit to Seller the remainder, if any.

(g)                                  Subject to Section 14 hereof, if a Material Default shall have occurred and be continuing, all Available Income (including Principal Payments and the principal portion of net sale proceeds) received by Buyer, the Servicer or the Depository, together with all payments made by a counterparty under each Seller Hedging Transaction, if any, in respect of the Purchased Assets during each Collection Period and on deposit in the Cash Management Account shall be applied by the Depository on the Business Day next following the Business

Day on which such funds are deposited in the Cash Management Account in the following order of priority:

(i)                                     first, to remit to (a) the Custodian an amount equal to any accrued and unpaid custodial fees and expenses and (b) the Depository and the Servicer an amount equal to the depository fee and the Qualified Servicing Expenses, if any, respectively, due and payable as of such Business Day;

(ii)                                  second, to remit to Buyer an amount equal to the Price Differential which has accrued and is outstanding in respect of all Purchased Assets as of such Business Day;

(iii)                               third, to make a payment to Buyer on account of the Repurchase Price of the Purchased Assets until the Repurchase Price for all Purchased Assets has been reduced to zero;

(iv)                              fourth, to remit to Buyer an amount equal to any unpaid fees, expenses and indemnity amounts due from Seller under the Transaction Documents (including, without limitation, any Make-Whole Fees due and payable);

(v)                                 fifth, to pay any due and unpaid Non-Qualified Servicing Expenses; and

(vi)                              sixth, to remit to Seller the remainder, if any.

(h)                                 All Underlying Purchased Asset Reserves must be held and applied by the Servicer in accordance with Section 29 hereof, the Servicing Agreement and the applicable Purchased Asset Documents.

6.                                      SECURITY INTEREST

(a)                                 Buyer and Seller intend that all Transactions hereunder be sales to Buyer of the Purchased Assets and not loans from Buyer to Seller secured by the Purchased Assets.  However, in the event any such Transaction is deemed to be a loan, Seller hereby pledges all of its right, title, and interest in, to and under and grants a first priority lien on, and security interest in, all of its right, title, and interest in the following property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located to Buyer to secure the payment and performance of all other amounts or obligations owing to Buyer pursuant to this Agreement, the other Transaction Documents and each Seller Hedging Transaction:

(i)                                     the Purchased Assets, Purchased Asset Documents, Servicing Agreements, Servicing Records, Servicing Rights, insurance relating to the Purchased Assets, Underlying Purchased Asset Reserves, and collection and escrow accounts relating to the Purchased Assets;

(ii)                                  all “general intangibles”, “accounts” and “chattel paper” as defined in the UCC relating to or constituting any and all of the foregoing;

(iii)                               each Seller Hedging Transaction entered into pursuant to this Agreement; and

(iv)                              all replacements, substitutions or distributions on or proceeds, payments, Income and profits of, and records (but excluding any financial models or other proprietary information) and files relating to any and all of any of the foregoing.

(b)                                 For purposes of the grant of the security interest pursuant to Section 6 of this Agreement, this Agreement shall be deemed to constitute a security agreement under the New York Uniform Commercial Code (the “UCC”).  Buyer shall have all of the rights and may exercise all of the remedies of a secured creditor under the UCC and the other laws of the State of New York.  In furtherance of the foregoing, (a) Buyer, at Seller’s sole cost and expense, shall cause to be filed in such locations as may be necessary to perfect and maintain perfection and priority of the security interest granted hereby, UCC financing statements and continuation statements (collectively, the “Filings”), and (b) Seller shall from time to time take such further actions as may be requested by Buyer to maintain and continue the perfection and priority of the security interest granted hereby.  Seller hereby irrevocably authorizes Buyer at any time and from time to time to file in any filing office in any jurisdiction any initial financing statements and amendments thereto that (1) indicate the Collateral (i) as all assets of Seller or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC or such jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and (2) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including whether Seller is an organization, the type of organization and any organization identification number issued to Seller.  Seller also ratifies its authorization for Buyer to have filed in any jurisdiction initial financing statements or amendments thereto, if any, filed prior to the Closing Date.

(c)                                  Buyer’s security interest in a Purchased Asset, or the Collateral as a whole, shall terminate only upon (i) in the case of an individual Purchased Asset, the repurchase thereof in accordance with the terms of this Agreement and (ii) in the case of the Collateral as a whole, the repayment in full of all amounts payable to Buyer and termination of Seller’s obligations under this Agreement and the other Transaction Documents.  Upon any such termination, Buyer shall deliver to Seller such UCC termination statements and other release documents as may be commercially reasonable and to return the Purchased Assets to Seller.

(d)                                 Seller hereby pledges to Buyer as security for the performance by Seller of its obligations under the Transactions and the Transaction Documents and hereby grants to Buyer a first priority security interest in all of Seller’s right, title and interest in and to the Cash Management Account and all amounts and property from time to time on deposit therein and all replacements, substitutions or distributions on or proceeds, payments and profits of, and records and files relating to, the Cash Management Account.

7.                                      PAYMENT, TRANSFER AND CUSTODY

(a)                                 On the Purchase Date for each Transaction, ownership of the Purchased Assets shall be transferred to Buyer or its designee (including the Custodian) against the simultaneous transfer of the Purchase Price to an account of the Seller specified in the Confirmation relating to such Transaction.

(b)                                 For each Purchased Asset that is not a Table Funded Purchased Asset, on or before such Purchase Date, Seller shall deliver or cause to be delivered to Buyer or its designee the Custodial Delivery.  In connection with each sale, transfer, conveyance and assignment of a Purchased Asset that is not a Table Funded Purchased Asset, on or prior to each Purchase Date with respect to such Purchased Asset, Seller shall deliver or cause to be delivered and released to the Custodian the following documents (collectively, the “Purchased Asset File”) pertaining to each of the Purchased Assets identified in the Custodial Delivery delivered therewith; provided, that Seller shall deliver a certificate of an Authorized Representative of Seller certifying that any copies of documents delivered represent true and correct copies of the originals of such documents:

(i)                                     The original executed Mortgage Note (and, if applicable, one or more original allonges) bearing all intervening endorsements, endorsed “Pay to the order of                                                  without recourse except as otherwise expressly provided in that certain Master Repurchase Agreement, dated as of August 13, 2014” and signed in the name of the last endorsee (the “Last Endorsee”) by an authorized Person (in the event that the Purchased Asset was acquired by the Last Endorsee in a merger, the signature must be in the following form:  “[Last Endorsee], successor by merger to [name of predecessor]”; or in the event that the Purchased Asset was acquired or originated by the Last Endorsee while doing business under another name, the signature must be in the following form:  “[Last Endorsee], formerly known as [previous name]”);

(ii)                                  An original of any guarantee executed in connection with the Mortgage Note (if any);

(iii)                               The original Mortgage with evidence of recording thereon, or a copy thereof together with an officer’s certificate of Seller certifying that such copy represents a true and correct copy of the original and, that such original has been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;

(iv)                              The originals of all assumption, modification, consolidation or extension agreements with evidence of recording thereon, or copies thereof together with an officer’s certificate of Seller certifying that such copies represent true and correct copies of the originals and, that such originals have been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;

(v)                                 The original Assignment of Mortgage in blank for each Purchased Asset, in form and substance acceptable to Buyer and signed in the name of the Last Endorsee (in the event that the Purchased Asset was acquired by the Last Endorsee in a merger, the signature must be in the following form:  “[Last Endorsee], successor by merger to [name of predecessor]”; or in the event that the Purchased Asset was acquired or originated while doing business under another name, the signature must be in the following form: “[Last Endorsee], formerly known as [previous name]”);

(vi)                              The originals of all intervening assignments of mortgage (if any) with evidence of recording thereon, or copies thereof together with an officer’s certificate of Seller certifying that such copies represent true and correct copies of the originals and, that such originals have been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;

(vii)                           An original or copy of the attorney’s opinion of title and abstract of title or the original mortgagee title insurance policy, or if the original mortgagee title insurance policy has not been issued, the irrevocable marked commitment to issue the same;

(viii)                        An original of any security agreement, chattel mortgage or equivalent document executed in connection with the Purchased Asset (if any);

(ix)                              Unless contained in the Assignment of Mortgage, the original assignment of assignment of leases and rents in blank for each Purchased Asset, in form and substance acceptable to Buyer and signed in the name of the Last Endorsee (in the event that the Purchased Asset was acquired by the Last Endorsee in a merger, the signature must be in the following form:  “[Last Endorsee], successor by merger to [name of predecessor]”; or in the event that the Purchased Asset was acquired or originated while doing business under another name, the signature must be in the following form: “[Last Endorsee], formerly known as [previous name]”);

(x)                                 The originals of any assignments of leases and rents, together with all intervening assignments of assignment of leases and rents, if any,  with evidence of recording thereon, or copies thereof together with an officer’s certificate of Seller certifying that such copy represents a true and correct copy of the original and, that such original has been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located (if any);

(xi)                              A copy of the UCC financing statements, certified as true and correct by Seller, and all necessary UCC continuation statements with evidence of filing thereon or copies thereof certified by Seller that such financing statements have been sent for filing, and UCC assignments delivered in blank, which UCC assignments shall be in form and substance acceptable for filing in the applicable jurisdictions;

(xii)                           An original of the environmental indemnity agreement or similar guaranty or indemnity (if any);

(xiii)                        Unless contained in the Assignment of Mortgage, an original omnibus assignment in blank of all other agreements and instruments relating to the Purchased Asset, which shall include an assignment of any Mortgagor Hedging Documents;

(xiv)                       A disbursement letter or settlement statement from the Mortgagor to the original mortgagee (if any);

(xv)                          Mortgagor’s certificate or title affidavit (if any);

(xvi)                       An original Survey (if any), or if an original is not available, a legible, signed, final copy thereof;

(xvii)                    An original or copy of the Mortgagor’s, and, if applicable, any guarantor’s opinion of counsel (if any);

(xviii)                 An assignment of permits, contracts and other agreements (if any);

(xix)                       An original or copy of any Mortgagor Hedging Documents;

(xx)                          The original of all letters of credit issued and outstanding in connection with such Purchased Asset (if any), with any modifications, amendments or endorsements necessary to permit Buyer to draw upon them when and if it is contractually permitted to do so pursuant to this Agreement (if any);

(xxi)                       An original or copy of the loan agreement executed in connection with the Purchased Asset;

(xxii)                    All other letters, agreements, instruments and certificates relating to the Purchased Asset, which in each case shall be originals, or if an original is not available, a copy thereof; and

(xxiii)                 The originals of all conveyance and assignment documents that are necessary or appropriate, in Buyer’s reasonable discretion (and in form and substance acceptable to Buyer in its reasonable discretion), in order to convey, assign and transfer to Seller the Purchased Asset upon the Repurchase Date (or Early Repurchase Date, as applicable) pursuant to Section 3(c)(i) hereof, all of which conveyance and assignment documents shall be without representation or warranty by, or recourse to, Buyer.

In addition, with respect to each Purchased Asset, Seller shall deliver to Buyer an executed, undated instruction letter from Seller to each of the borrower under each Purchased

Asset and the servicer with respect to each Purchased Asset, instructing the borrower or the servicer, as applicable, to remit all sums required to be remitted to the holder of the Purchased Asset under the loan documents to the Depository for deposit in the Cash Management Account to be applied as set forth in Section 5 hereof (or as otherwise directed in a written notice signed by Seller and Buyer), which instruction letters may be dated and delivered by Buyer to such borrowers and servicer only upon the occurrence and during the continuance of an Event of Default (or, upon the occurrence and during the continuance of a Material Default if Buyer has requested in writing that Seller take or cause to be taken any action that Buyer deems reasonably necessary to preserve Buyer’s ability to enforce upon the Purchased Assets as and when permitted pursuant to Section 14(b) hereof (which writing shall include a statement that Buyer will exercise its right to date and deliver such instruction letters if Seller fails to take or cause to be taken such action requested by Buyer), and Seller has not complied with any such request promptly following receipt thereof).  If Buyer has delivered any such instruction letters in accordance with the immediately preceding sentence, and the borrower under the related Purchased Asset(s) or the servicer with respect to such Purchased Asset(s), as applicable, remits any sums required to be remitted to the holder of such Purchased Asset(s) under the loan documents to Seller or any of its Affiliates, Seller shall hold such sums in trust for the benefit of Buyer and remit such sums, within two (2) Business Days of receipt, to the Depository for deposit in the Cash Management Account to be applied as set forth in Section 5 hereof (or as otherwise directed in the written notice signed by Seller and Buyer).

From time to time, Seller shall forward to the Custodian additional original documents, including but not limited to the original of all letters of credit issued after the Purchase Date for a Purchased Asset, or additional documents evidencing any assumption, modification, consolidation or extension of a Purchased Asset approved in accordance with the terms of this Agreement, and upon receipt of any such other documents, the Custodian shall hold such other documents on behalf of Buyer as Buyer shall request.  With respect to any documents which have been delivered or are being delivered to recording offices for recording and have not been returned to Seller in time to permit their delivery hereunder at the time required, in lieu of delivering such original documents, Seller shall deliver to the Custodian a true copy thereof with an officer’s certificate certifying that such copy is a true, correct and complete copy of the original, which has been transmitted for recordation.  Seller shall deliver such original documents to the Custodian promptly when they are received.  With respect to all Purchased Assets delivered by Seller to the Custodian on behalf of Buyer, Seller shall execute an omnibus power of attorney substantially in the form of Exhibit V attached hereto irrevocably appointing Buyer its attorney-in-fact with full power to (i) record the Assignment of Mortgage and assignment of assignment of leases and rents, (ii) complete the endorsement of any Mortgage Note and (iii) take such other steps as may be reasonably necessary or desirable to enforce Buyer’s rights against such Purchased Assets and the related Purchased Asset Files and the Servicing Records.  Buyer agrees that it will not exercise any such powers unless an Event of Default has occurred and is continuing (or a Material Default has occurred and is continuing and Buyer has requested in writing that Seller take or cause to be taken any action that Buyer deems reasonably necessary to preserve Buyer’s ability to enforce upon the Purchased Assets as and when permitted pursuant to Section 14(b) hereof (which writing shall include a statement that Buyer will exercise such powers if Seller fails to take or cause to be taken such action requested by Buyer), and Seller has not complied with any such request promptly following receipt thereof).  Buyer shall deposit the Purchased Asset Files representing the Purchased Assets, or direct that the Purchased Asset Files be deposited directly, with the Custodian.  The Purchased Asset Files shall be maintained in accordance with the Custodial Agreement.  Any Purchased Asset Files not delivered to Buyer or its designee (including the Custodian) are and shall be held in trust by Seller or its designee for the benefit of Buyer as the owner thereof.  Seller or its designee shall maintain a copy of the Purchased Asset File.  The possession of the Purchased Asset File by Seller or its designee is at the will of Buyer for the sole purpose of servicing the related Purchased Asset, and such retention and possession by Seller or its designee is in a custodial capacity only.  The books and records (including, without limitation, any computer records or tapes) of Seller or its designee shall be marked appropriately to reflect clearly the sale of the related Purchased Asset to Buyer.  Seller or its designee (including the Custodian) shall release its custody of the Purchased Asset Files only in accordance with written instructions from Buyer, unless such release is required as incidental to the servicing of the Purchased Assets, is in connection with a repurchase of any Purchased Asset by Seller or as otherwise required by law.  Without limiting the foregoing, Buyer may, in its sole and absolute discretion, at any time upon the occurrence and during the continuance of an Event of Default (or upon the occurrence and during the continuance of a Material Default if Buyer has requested in writing that Seller take or cause to be taken any action that Buyer deems reasonably necessary to preserve Buyer’s ability to enforce upon the Purchased Assets as and when permitted pursuant to Section 14(b) hereof (which writing shall include a statement that Buyer will exercise its right to record the assignments referenced below if Seller fails to take or cause to be taken such action requested by Buyer), and Seller has not complied with any such request promptly following receipt thereof) cause to be recorded in the appropriate governmental recording office in the jurisdiction where the Mortgaged Property related to any Purchased Asset is located (or, as applicable, where the Mortgagor related to such Purchased Asset is organized), the Assignment of Mortgage, the assignment of assignment of leases and rents, if any, and UCC assignments reflecting the assignment of such Purchased Asset by Seller to Buyer (all of the costs and expenses in connection therewith, including, without limitation, Buyer’s reasonable attorneys’ fees and disbursements, any recording fees, mortgage recording taxes, premiums for title policy endorsements or title policy amendments, updates or new policies, if applicable, being paid for by Seller upon request by Buyer therefor which request shall be accompanied by evidence that Buyer incurred such costs). Buyer shall endeavor to promptly deliver to Seller upon receipt thereof from the applicable governmental recording office of the jurisdiction where the related Mortgaged Property is located evidence of recordation of any such documents in the applicable governmental recording office of the jurisdiction where the related Mortgaged Property is located.

(c)                                  For each Table Funded Purchased Asset, on or before the Purchase Date, Seller shall deliver or cause to be delivered to the Custodian, by facsimile or electronic transmission (i.e. electronic mail) (with a copy to Buyer), a fully executed and completed copy of each of the following documents:

(i)                                     The Mortgage Note;

(ii)                                  The Mortgage;

(iii)                               The loan agreement executed in connection with the Purchased Asset;

(iv)                              Any guarantee executed in connection with the Purchased Asset;

(v)                                 The attorney’s opinion of title and abstract of title or the original mortgagee title insurance policy, or if the original mortgagee title insurance policy has not been issued, a copy of the irrevocable marked commitment to issue the same;

(vi)                              An Assignment of Mortgage executed by Seller in blank, together with all intervening Assignments of Mortgage executed in connection with the Purchased Asset;

(vii)                           An allonge to the Mortgage Note executed by Seller in blank, together with all intervening allonges to the Mortgage Note executed in connection with the Purchased Asset;

(viii)                        Unless contained in the Assignment of Mortgage, an assignment of assignment of leases and rents executed by Seller in blank, together with all intervening assignment of assignment of leases and rents executed in connection with the Purchased Asset;

(ix)                              Unless contained in the Assignment of Mortgage, an omnibus assignment in blank of all other agreements and instruments relating to the Purchased Asset, including but not limited to any Mortgagor Hedging Documents, together with all intervening omnibus assignments of all other agreements and instruments relating to the Purchased Asset;

(x)                                 A Bailee Agreement; and

(xi)                              A Bailee Trust Receipt, together with such other evidence as is satisfactory to Buyer in its sole and absolute discretion that all documents necessary to effect the transfer of the Purchased Asset to Buyer have been delivered to the Person issuing such Bailee Trust Receipt.

For each Table Funded Purchased Asset, no later than three (3) Business Days following the related Purchase Date, Seller shall deliver or cause to be delivered and released to the Custodian, all of the documents described in Section 7(b) of this Agreement for such Table Funded Purchased Asset.  Seller and Buyer hereby agree that if Seller fails to deliver or cause to be delivered to the Custodian all the documents comprising the Purchased Asset File for a Table Funded Purchased Asset within three (3) Business Days of the related Purchase Date, such third (3rd) Business Day after the related Purchase Date shall be the Repurchase Date with respect to such Table Funded Purchased Asset and Seller shall repurchase such Table Funded Purchased Asset on such date at the Repurchase Price.

(d)                                 Unless an Event of Default shall have occurred and be continuing, Seller shall exercise all voting and corporate rights with respect to the Purchased Assets; provided, that Seller shall not (i) effectuate any Significant Purchased Asset Modification without Buyer’s prior written consent thereto, which consent may be granted or withheld in Buyer’s sole and absolute discretion or (ii) take any action which would result in a violation of the obligations of any

Person under this Agreement or any other Transaction Document, or which would otherwise be inconsistent with the rights of Buyer under this Agreement or any other Transaction Document.  Upon the occurrence and during the continuation of an Event of Default, Buyer shall be entitled, in its sole and absolute discretion (and without obligation to do so), to exercise all voting and corporate rights with respect to the Purchased Assets without regard to Seller’s instructions.

Seller and Buyer acknowledge that the standard to which the Lender (or such other analogous term as defined under the applicable Purchased Asset Documents) is subject pursuant to the terms of the related Purchased Asset Documents with respect to its approval of any action described in clauses (x) and (xi) of the definition of Significant Purchased Asset Modification may require such party to exercise reasonable discretion or some other level of discretion other than “sole and absolute”.  Seller and Buyer agree however that, if Seller, the Lender (or such other analogous term as defined under the applicable Purchased Asset Documents) or Buyer determines that any such action should be approved by Seller or such Lender (or such other analogous term as defined under the applicable Purchased Asset Documents) pursuant to the terms of the related Purchased Asset Documents, Buyer may nevertheless determine in its reasonable discretion that the related Purchase Asset should be repurchased by Seller.  Seller agrees that, upon the earlier of (x) five (5) days notice by Buyer to Seller of such determination by Buyer or (y) the date that the subordinate financing, a Mezzanine Loan or Preferred Equity Investment referred to in clause (x) of the definition of Significant Purchased Asset Modification, is closed, or the date of the issuance of the letter of credit referred to in clause (xi) of the definition of Significant Purchased Asset Modification, the Repurchase Date for such Purchased Asset shall be deemed immediately to occur.

Seller hereby agrees that (i) Seller shall not permit the Servicer to enter into a Significant Purchased Asset Modification of the type described in (a) clause (x) of the definition thereof or notify the Mortgagor of its consent to the related mezzanine loan lender, the related mezzanine loan documents or the related intercreditor agreement or (b) clause (xi) of the definition thereof or notify the Mortgagor of its consent to the related subordinate financing lender, the related subordinate financing loan documents or the related intercreditor agreement, if any, unless in each case either (x) Buyer has approved same in its sole and absolute discretion, in writing or (y) Seller has repurchased the related Purchased Asset from Buyer, and (ii) Seller shall not permit (A) the holder or holders of the direct or indirect ownership interests in the related Mortgagor to enter into any mezzanine loan financing or (B) the related Mortgaged Property to become encumbered by a lien or security interest in connection with any subordinate financing, in each case, without Buyer’s prior written consent, and if Seller does so without Buyer’s prior written consent, the Repurchase Date for the related Purchased Asset shall be deemed immediately to occur.

8.                                      SALE, TRANSFER, HYPOTHECATION OR PLEDGE OF PURCHASED ASSETS

(a)                                 Title to all Purchased Assets shall pass to Buyer on the applicable Purchase Date, and Buyer shall have free and unrestricted use of all Purchased Assets, subject, however, to the terms of this Agreement.  Nothing in this Agreement nor any other Transaction Document shall preclude Buyer or its designee from engaging in repurchase transactions with the Purchased Assets or otherwise selling, pledging, repledging, transferring, hypothecating, or rehypothecating the Purchased Assets, all on terms that Buyer may determine in its discretion; provided, that (i) any such sale, pledge, repledge, transfer, hypothecation or rehypothecation shall be to an Eligible Assignee, (ii) no such transaction shall affect the obligations of Buyer to transfer the Purchased Assets to Seller on the applicable Repurchase Date (or Early Repurchase Date) free and clear of any pledge, Lien, security interest, encumbrance, charge or other adverse claim, or materially diminish or materially adversely affect the rights, or materially increase any duties or obligations, of Seller, Servicer or any of their respective Affiliates under the Transaction Documents (or otherwise modify any of the terms and provisions of the Transaction Documents) and (iii) Seller shall have no liability for any costs incurred by Buyer in connection with any such transaction.  In addition, in the event that any such Eligible Assignee shall accede to the rights and obligations of Buyer with respect to any Purchased Asset and the Custodian terminates the Custodial Agreement pursuant to Section 4.04 thereof with respect to such Purchased Asset,  such Eligible Assignee shall enter into a new custodial arrangement with respect to such Purchased Asset with a custodian other than Custodian and Seller on terms, vis-à-vis Seller, substantially similar to, and no less favorable in any material respect to Seller than, those set forth in the Custodial Agreement.

(b)                                 Nothing contained in this Agreement or any other Transaction Document shall obligate Buyer to segregate any Purchased Assets delivered to Buyer by Seller.  Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, no Purchased Asset Documents shall remain in the custody of Seller or an Affiliate of Seller.

9.                                      RECOURSE

(a)                                 Seller hereby acknowledges that all obligations of Seller hereunder are full recourse obligations of Seller.

10.                               REPRESENTATIONS AND WARRANTIES

(a)                                 Each of Buyer and Seller represents and warrants to the other that (i) it is duly authorized to execute and deliver this Agreement, to enter into Transactions contemplated hereunder and to perform its obligations hereunder and has taken all necessary action to authorize such execution, delivery and performance, (ii) it will engage in such Transactions as principal (or, if agreed in writing, in the form of an annex, exhibit or schedule hereto or otherwise, in advance of any Transactions by the other party hereto, as agent for a disclosed principal), (iii) the person signing this Agreement on its behalf is duly authorized to do so on its behalf (or on behalf of any such disclosed principal), (iv) it has obtained all authorizations of any Governmental Authority required in connection with this Agreement and the Transactions hereunder and such authorizations are in full force and effect and (v) the execution, delivery and performance of this Agreement and the Transactions hereunder will not violate any law, ordinance or rule applicable to it or its organizational documents or any agreement by which it is bound or by which any of its assets are affected.  On the Purchase Date for any Transaction, Buyer and Seller shall each be deemed to repeat all the foregoing representations and warranties made by it.

(b)                                 In addition to the representations and warranties in subsection (a) above, Seller represents and warrants to Buyer that as of the Closing Date and as of each Purchase Date for the purchase of any Purchased Assets by Buyer from Seller hereunder and as of each date any Transaction is outstanding hereunder, in each case, except as expressly set forth in a Schedule of Exceptions:

(i)                                     Organization.  Seller is duly formed, validly existing and in good standing under the laws and regulations of the state of Seller’s formation and is duly licensed, qualified, and in good standing in every state where such licensing or qualification is necessary for the transaction of Seller’s business.  Seller has the power to own and hold the assets it purports to own and hold, and to carry on its business as now being conducted and proposed to be conducted, and has the power to execute, deliver, and perform its obligations under this Agreement and the other Transaction Documents.

(ii)                                  Due Execution; Enforceability.  The Transaction Documents have been duly executed and delivered by Seller, for good and valuable consideration.  The Transaction Documents constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles.

(iii)                               Non-Contravention; Consents.  None of the execution and delivery of the Transaction Documents, the consummation by Seller of the transactions contemplated by the Transaction Documents (or any of them), nor compliance by Seller with the terms, conditions and provisions of the Transaction Documents (or any of them) will conflict with or result in a breach of any of the terms, conditions or provisions of (i) the organizational documents of Seller, (ii) any contractual obligation to which Seller is now a party or the rights under which have been assigned to Seller or the obligations under which have been assumed by Seller or to which the assets of Seller are subject or constitute a default thereunder, or result thereunder in the creation or imposition of any lien upon any of the assets of Seller, other than pursuant to the Transaction Documents, (iii) any judgment or order, writ, injunction, decree or demand of any court applicable to Seller, or (iv) any applicable Requirements of Law, in the case of clauses (ii)-(iv) above, to the extent that such conflict or breach would have a material adverse effect upon Seller’s ability to perform its obligations hereunder.  Seller has all necessary licenses, permits and other consents from Governmental Authorities necessary to acquire, own and sell the Purchased Assets and for the performance of its obligations under the Transaction Documents.

(iv)                              Litigation; Requirements of Law.  As of the Closing Date and each Purchase Date, there is no action, suit, proceeding, investigation, or arbitration pending or, to the best knowledge of Seller, threatened against Seller, Guarantor or Originator or any of their respective assets which could reasonably be expected to result in any material adverse change in the business, operations, financial condition or properties of Seller, Guarantor or Originator, or which may have an adverse effect on the validity of the Transaction Documents or the Purchased Assets or any action taken or to be taken in connection with the obligations of Seller under any Transaction Documents.  Seller is in compliance in all material respects with all Requirements of Law.  As of the Closing Date and each Purchase Date, neither Seller nor Guarantor is in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority.

(v)                                 No Broker.  Seller has not dealt with any broker, investment banker, agent, or other Person (other than Buyer or an Affiliate of Buyer) who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to any of the Transaction Documents.

(vi)                              Good Title to Purchased Assets.  Immediately prior to the purchase of any Purchased Asset by Buyer from Seller, Seller owned such Purchased Asset free and clear of any lien, encumbrance or impediment to transfer (including any “adverse claim” as defined in Section 8-102(a)(1) of the UCC), and Seller was the record and beneficial owner of and had good and marketable title to and the right to sell and transfer such Purchased Asset to Buyer and, upon transfer of such Purchased Asset to Buyer, Buyer shall be the owner of such Purchased Asset free of any adverse claim, subject to the rights of Seller pursuant to the terms of this Agreement.  If, contrary to the intention of the parties hereto, any Transaction is characterized as a secured financing of the related Purchased Assets, the provisions of this Agreement are effective to create in favor of Buyer a valid security interest in all rights, title and interest of Seller in, to and under the Collateral and Buyer shall have a valid, perfected first priority security interest in such Purchased Assets.

(vii)                           No Default.  As of the Closing Date and each Purchase Date, no Default or Event of Default exists under or with respect to the Transaction Documents.

(viii)                        Representations and Warranties Regarding the Purchased Assets; Delivery of Purchased Asset File.  Seller represents and warrants to Buyer that each Purchased Asset sold hereunder and each pool of Purchased Assets sold in a Transaction hereunder, conform to the applicable representations and warranties set forth in Exhibit VI, except as set forth in the related Schedule of Exceptions.  It is understood and agreed that the representations and warranties set forth in Exhibit VI, if any, shall survive delivery of the respective Purchased Asset File to Buyer or its designee (including the Custodian) to the extent permitted by applicable law.  With respect to each Purchased Asset, the Mortgage Note the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under this Agreement and the Custodial Agreement for such

Purchased Asset have been delivered or, with respect to a Table Funded Purchased Asset, shall be delivered in accordance with Section 7(c) to Buyer or the Custodian on its behalf.  Seller or its designee is in possession of a complete, true and accurate Purchased Asset File with respect to each Purchased Asset, except for such documents the originals of which have been delivered to the Custodian.

(ix)                              Adequate Capitalization; No Fraudulent Transfer.  As of the Closing Date, each Purchase Date, the date of each Future Funding Price Increase and the date of each advance of Purchased Asset Margin Excess, Seller has adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.  As of the Closing Date, each Purchase Date, Seller is generally able to pay, and as of the date hereof is paying, its debts as they come due.  As of the Closing Date, each Purchase Date, the date of each Future Funding Price Increase and the date of each advance of Purchased Asset Margin Excess, Seller is not insolvent nor will Seller be made insolvent by virtue of Seller’s execution of or performance under any of the Transaction Documents within the meaning of the bankruptcy laws or the insolvency laws of any jurisdiction applicable to Seller.  Seller has not entered into any Transaction Document or any Transaction pursuant thereto in contemplation of insolvency or with intent to hinder, delay or defraud any creditor.

(x)                                 Consents.  No consent, approval or other action of, or filing by Seller with, any Governmental Authority or any other Person is required to authorize, or is otherwise required in connection with, the execution, delivery and performance of any of the Transaction Documents (other than consents, approvals and filings that have been obtained or made, as applicable).

(xi)                              Ownership.  The direct, and to the extent depicted, the indirect, ownership interests in Seller and Guarantor are as set forth on the organizational chart attached hereto as Exhibit VII.

(xii)                           Organizational Documents.  Seller has delivered or caused to be delivered to Buyer certified copies of organizational documents of Seller, Guarantor and Originator, together with all amendments thereto, if any.

(xiii)                        No Rights, Options, Etc..  Subject to the terms of this Agreement and after giving effect to the purchase of the Purchased Assets by Buyer from Seller hereunder, there are (i) no outstanding rights, options, warrants or agreements on the part of Seller in favor of third parties for the sale or transfer of the Purchased Assets, the proceeds thereof or other interests therein, and (ii) no agreements on the part of Seller with third parties to issue, sell or distribute the Purchased Assets.

(xiv)                       Federal Regulations.  Seller is not required to register as an “investment company” under the Investment Company Act of 1940, as amended.

(xv)                          Taxes.  Seller has filed or caused to be filed all material tax returns which to the knowledge of Seller would be delinquent if they had not been filed on or before the date hereof and has paid all material taxes shown to be due and payable on or before the date hereof on such returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it and any of its assets by any Governmental Authority except for any such taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP; as of the Closing Date and each Purchase Date, no tax liens have been filed against any of Seller’s assets and, to Seller’s knowledge, no claims are being asserted with respect to any such taxes, fees or other charges.

(xvi)                       ERISA.  Seller does not have any Plans or any ERISA Affiliates and makes no contributions to any Plans or any Multiemployer Plans.

(xvii)                    Judgments/Bankruptcy.  Except as disclosed in writing to Buyer, as of the Closing Date and each Purchase Date, there are no judgments against Seller, Guarantor or Originator unsatisfied of record or docketed in any court located in the United States of America and no Insolvency Event has occurred on or prior to the Closing Date with respect to Seller, Guarantor or Originator.

(xviii)                 Full and Accurate Disclosure.  As of the date delivered, the information and reports (other than any projections and information as to a general economic or industry nature) furnished in writing by or on behalf of Seller, Guarantor or Originator pursuant to the terms of the Transaction Documents, when taken as a whole, do not contain any untrue statement of a material fact, or, to Seller’s knowledge, omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(xix)                       Financial Information.  All financial statements of the Guarantor that have been delivered to Buyer hereunder fairly present, in all material respects, the consolidated financial condition of the Guarantor and its consolidated subsidiaries (including Originator and Seller) as at the dates and for the annual or quarterly periods, as applicable, specified therein, all in accordance with GAAP, subject in the case of quarterly financials to the absence of footnote and normal year-end adjustments.  Since the delivery of the most recent such financial statements, except as otherwise disclosed in writing to Buyer (or as disclosed in publicly available disclosure filed with the SEC), there has been no change in the financial position of the Guarantor and its consolidated subsidiaries (including Originator and

Seller), or in the results of operations of the Guarantor and its consolidated subsidiaries (including Originator and Seller), which change is reasonably likely to result in a Material Adverse Change.

(xx)                          Payment Instructions.  On or before the Purchase Date for each Purchased Asset, Seller has instructed the related Mortgagor, borrower or other obligor, as applicable, in writing to pay all amounts due under such Purchased Asset to the Servicer.

(xxi)                       Notice Address; Jurisdiction of Organization.  On the date of this Agreement, Seller’s address for notices is specified in Annex I hereto.  Seller’s jurisdiction of formation is Delaware.  The location where Seller keeps its books and records, including all computer tapes and records relating to the Collateral, is Seller’s address for notices specified in Annex I hereto.

(xxii)                    Prohibited Person.  (a) None of the funds or other assets of Seller, Guarantor or Originator constitute property of, or are, to Seller’s actual knowledge, beneficially owned, directly or indirectly, by a Prohibited Person with the result that the investment in Seller, Guarantor or Originator, as applicable (whether directly or indirectly), is prohibited by law or the entering into this Agreement by Buyer is in violation of law; (b) to Seller’s actual knowledge, no Prohibited Person has any interest of any nature whatsoever in Seller, Guarantor or Originator, as applicable, with the result that the investment in Seller, Guarantor or Originator, as applicable (whether directly or indirectly), is prohibited by law or the entering into this Agreement is in violation of law; (c) to Seller’s actual knowledge, none of the funds of Seller, Guarantor or Originator, as applicable, have been derived from any unlawful activity with the result that the investment in Seller, Guarantor or Originator, as applicable (whether directly or indirectly), is prohibited by law or the entering into this Agreement is in violation of law; (d) to Seller’s actual knowledge, none of Seller, Guarantor or Originator has conducted or will conduct any business or has engaged or will engage in any transaction dealing with any Prohibited Person; and (e) none of Seller, Guarantor or Originator is a Prohibited Person or has been convicted of a felony or a crime which if prosecuted under the laws of the United States of America would be a felony.

11.                               NEGATIVE COVENANTS OF SELLER

On and as of the date hereof and each Purchase Date and until this Agreement is no longer in force with respect to any Transaction, Seller shall not, without the prior written consent of Buyer:

(a)                                 take any action which would directly or indirectly impair or adversely affect Buyer’s title to the Purchased Assets;

(b)                                 transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge or hypothecate, directly or indirectly, any interest in any Purchased Asset to any Person other than Buyer, or engage in repurchase transactions or similar transactions with respect to any Purchased Asset with any Person other than Buyer;

(c)                                  change its name or its jurisdiction of organization from the jurisdiction referred to in Section 10(b)(xxi) unless it shall have provided Buyer thirty (30) days’ prior written notice of such change;

(d)                                 create, incur or permit to exist any lien, encumbrance or security interest in or on any Purchased Asset, except for any Liens created in favor of Buyer under this Agreement;

(e)                                  create, incur or permit to exist any lien, encumbrance or security interest in or on any of the other Collateral subject to the security interest granted by Seller pursuant to Section 6 of this Agreement;

(f)                                   modify in any material respect or terminate any of the organizational documents of Seller;

(g)                                  consent or assent to any Significant Purchased Asset Modification to any Purchased Asset (or other agreement or instrument relating to any Purchased Asset) other than in accordance with this Agreement;

(h)                                 admit any additional members in Seller, or permit the respective sole member of Seller to assign or transfer all or any portion of its membership interests in Seller;

(i)                                     take any action, file any tax return, or make any election inconsistent with the treatment of Seller, for purposes of federal income taxes, as a disregarded entity that is not separate from its member, including making an election under Section 301.7701-3(a) of the Treasury Regulations to be treated as an association taxable as a corporation for federal income tax purposes;

(j)                                    after the occurrence and during the continuation of any Default or any Event of Default, make any distribution, payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any Capital Stock of Seller, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller; or

(k)                                 send a Redirection Letter, instruction letter or otherwise instruct any Mortgagor, the Servicer, borrower or any other obligor, as applicable, to make any payment due on such Purchased Asset to any account other than the Cash Management Account and the General Receipts Account (as defined in the Servicing Agreement).

12.                               AFFIRMATIVE COVENANTS OF SELLER

On and as of the date hereof and each Purchase Date and until this Agreement is no longer in force with respect to any Transaction:

(a)                                 Seller shall promptly notify Buyer of any Material Adverse Change promptly upon its obtaining knowledge thereof; provided, however, that neither such notice nor anything contained in this Section 12 shall relieve Seller of its other obligations under this Agreement.

(b)                                 Seller shall provide Buyer with copies of such documents as Buyer may reasonably request evidencing the truthfulness of the representations set forth in Section 10.

(c)                                  Seller (1) shall defend the right, title and interest of Buyer in and to the Collateral against, and take such other action as is necessary to remove, all Liens, security interests, claims and demands of all Persons (other than security interests by or through Buyer) and (2) shall, at Buyer’s request, take all actions that may be required under any Requirement of Law, or that Buyer may reasonably request in order to grant, protect and perfect the validity and first priority of the security interest in the Purchased Assets created or intended to be created hereby, in the event such Transactions are recharacterized as secured financings.

(d)                                 Seller shall notify Buyer and the Depository of the occurrence of any Default or Event of Default as soon as possible but in no event later than the second (2nd) Business Day after obtaining actual knowledge of such event.

(e)                                  Notwithstanding anything contained herein the contrary, Seller acknowledges that Buyer may require in its sole and absolute discretion and as a Transaction Condition Precedent (unless expressly waived by Buyer in writing) with respect to one or more Eligible Assets as designated by Buyer, that Seller obtain, at Buyer’s election, either (x) Mortgagor Hedging Transactions with respect to such Eligible Assets (each, a “Mortgagor Hedge Required Asset”) from the applicable Mortgagor which Mortgagor Hedging Documents shall be in form and substance acceptable to Buyer in its reasonable discretion and which Mortgagor Hedging Transactions shall be with counterparties reasonably acceptable to Buyer or (y) Seller Hedging Transactions with respect to such Eligible Assets (each, a “Seller Hedge Required Asset”) from Seller which Seller Hedging Documents shall be in form and substance acceptable to Buyer in its reasonable discretion and which Seller Hedging Transactions shall be with counterparties reasonably acceptable to Buyer.  Each such Mortgagor Hedging Transactions and Seller Hedging Transactions shall be either in favor of Buyer or shall be pledged to Buyer as Collateral hereunder (and if pledged, the same shall by its terms authorize such pledge to Buyer and require that all payments by the counterparty thereunder be deposited directly into such accounts as are designed from time to time by Buyer).  Without limiting the foregoing, Seller shall cause each Mortgagor Hedging Transaction to be pledged to Buyer as Collateral hereunder and each Seller Hedging Transaction to be pledged to Buyer as Collateral hereunder pursuant to a Seller Hedge Pledge Agreement, and Seller may not terminate, amend or modify (or permit the termination, amendment or modification of) any Mortgagor Hedging Transaction or Seller Hedging Transaction without, in each instance, the prior written consent of Buyer.  Notwithstanding the foregoing, Buyer acknowledges that no Mortgagor Hedging Transaction or Seller Hedging Transaction shall be required with respect to either the Third Eligible Asset or the Second Eligible Asset.

(f)                                   Seller shall promptly (and in any event not later than two (2) Business Days following receipt) deliver or cause the Servicer to deliver to Buyer (i) any notice of the occurrence of an event of default under any Purchased Asset Document and (ii) any other information with respect to any Purchased Asset as may be reasonably requested by Buyer from time to time.

(g)                                  Seller will permit Buyer or its designated representative to inspect Seller’s records with respect to the Collateral and the conduct and operation of its business related thereto upon reasonable prior written notice from Buyer or its designated representative, at such reasonable times and with reasonable frequency, and to make copies of extracts of any and all thereof, subject to the terms of any confidentiality agreement between Buyer and Seller.

(h)                                 At any time upon the reasonable request of Buyer, at the sole expense of Seller, Seller will promptly and duly execute and deliver to Buyer such further instruments and documents and take such further actions as Buyer may request for the purposes of obtaining or preserving the full benefits of this Agreement including the first priority security interest granted hereunder and of the rights and powers herein granted (including, among other things, filing such UCC financing statements as Buyer may reasonably request).  If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any promissory note, other instrument or chattel paper, such note, instrument or chattel paper shall be immediately delivered to Buyer, duly endorsed in a manner satisfactory to Buyer, to be held as Collateral pursuant to this Agreement, and the documents delivered in connection herewith.

(i)                                     Seller (or the Servicer on its behalf) shall provide Buyer with the following financial and reporting information:

(i)                                     Within sixty (60) days after the last day of each of the first three (3) calendar quarters in any fiscal year, each of Guarantor’s and Seller’s unaudited statements of income and statements of changes in cash flow and retained earnings for such quarter and balance sheets as of the end of such quarter (together with comparisons to the previous quarter in the prior year), in each case presented fairly in accordance with GAAP and accompanied by an officer’s certificate in the form of Exhibit IV hereto;

(ii)                                  Within seventy-five days (75) days after the last day of Guarantor’s fiscal year, the audited statements of income and statements of changes in cash flow and retained earnings of Guarantor and its consolidated subsidiaries for such year and balance sheets as of the end of such year (together with comparisons to the previous year), in each case presented fairly in accordance with GAAP and accompanied by an officer’s certificate in the form of Exhibit IV hereto;

(iii)                               Within seventy-five days (75) days after the last day of Seller’s fiscal year, the unaudited statements of income and statements of changes in cash flow and retained earnings of Seller for such year and balance sheets as of the end of such year (together with comparisons to the previous year), in each case presented fairly in accordance with GAAP and accompanied by an officer’s certificate in the form of Exhibit IV hereto;

(iv)                              Within forty-five (45) days after the last day of each calendar quarter in any fiscal year, any and all property level financial information that is in the possession of Seller or any Affiliate of Seller (including without limitation operating statements and occupancy reports); provided that, if the related Purchased Asset Documents with respect to any Purchased Asset provide for delivery of such property level information on a different schedule, Seller shall provide Buyer with such information within seven (7) Business Days of its receipt thereof;

(v)                                 Within forty-five (45) days after the last day of each calendar month, a monthly asset management report for each Purchased Asset prepared by Seller or the Servicer summarizing the property performance (or, with respect to a portfolio of Purchased Assets, a consolidated summary of performance of the entire portfolio), which asset management report shall set forth, to the extent such information (or the information required to compute the same) is received by Seller, the net operating income, debt service coverage ratio, Purchase Price Debt Yield, occupancy, RevPAR (if such Purchased Asset is a Hotel Purchased Assets) and sales/square footage (if such Purchased Asset is a retail property);

(vi)                              (A) Within thirty (30) days following each Test Date, upon written request by Buyer, a new Appraisal with respect to the Mortgaged Property related to each Purchased Asset which has not been repurchased by Seller and (B) within thirty (30) days after Buyer’s written request therefor following the occurrence of a Credit Event, a new Appraisal with respect to the Mortgaged Property relating to each Purchased Asset, and, in either case, Seller shall provide Buyer with proof that Seller has ordered such new Appraisal within five (5) Business Days of Buyer’s request for such new Appraisal to be delivered following the occurrence of a Credit Event; and

(vii)                           Three (3) Business Days after the Cut-off Date, a completed remittance report in the form of Exhibit A to the Servicing Agreement.

(j)                                    Seller shall at all times comply in all material respects with all laws, ordinances, rules and regulations of any federal, state, municipal or other public authority having jurisdiction over Seller or any of its assets and Seller shall do or cause to be done all things reasonably necessary to preserve and maintain in full force and effect its legal existence, and all licenses material to its business.

(k)                                 Seller shall at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions in accordance with GAAP and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with GAAP.

(l)                                     Seller shall observe, perform and satisfy all the terms, provisions, covenants and conditions required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it, under the Transaction Documents.  Seller shall pay and discharge all taxes, levies, liens and other charges on its assets and on the Collateral that, in each case, in any manner would create any lien or charge upon the Collateral, except for any such taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP.

(m)                             Seller shall advise Buyer in writing of any change in Seller’s name or organizational structure or the places where the books and records pertaining to the Purchased Assets are held not less than fifteen (15) Business Days prior to taking any such action.

(n)                                 Seller will maintain records with respect to the Collateral and the conduct and operation of its business with no less a degree of prudence than if the Collateral were held by Seller for its own account and will furnish Buyer, upon reasonable request by Buyer or its designated representative, with information reasonably obtainable by Seller with respect to the Collateral and the conduct and operation of its business.

(o)                                 Seller shall provide Buyer with reasonable access to any operating statements, any occupancy status and any other property level information, with respect to the Mortgaged Properties, plus any such additional reports as Buyer may reasonably request.

(p)                                 Seller covenants and agrees that none of Seller, Guarantor or Originator will knowingly:  (i) conduct any business, nor engage in any transaction or dealing, with any Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person; or (ii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order 13224 issued on September 24, 2001.  Seller further covenants and agrees to deliver (from time to time upon request of Buyer) to Buyer any such certification or other evidence as may be requested by Buyer in its sole and absolute discretion, confirming that none of Seller, Guarantor or Originator has to its knowledge engaged in any business, transaction or dealings with a Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person.

(q)                                 Intentionally Omitted.

(r)                                    Except with respect to Eligible Assets acquired by Seller in arms-length transactions where Seller pays fair consideration, reasonably equivalent to the value of the Eligible Assets acquired, in the form of cash and/or equity capital, and such Eligible Assets are acquired by Seller without any corresponding obligation of Seller to further transfer such Eligible Assets (and with respect to which Seller shall have provided Buyer such evidence as may be reasonably requested by Buyer), Seller shall deliver to Buyer an opinion of counsel in form and substance satisfactory to Buyer with respect to any Eligible Asset transferred to, or purchased by, Seller that such transfer or purchase by Seller would constitute a true sale of such Eligible Asset to Seller.

(s)                                   Seller shall pay to Buyer all fees and other amounts as and when due as set forth in this Agreement, the Fee Letter and the other Transaction Documents, including, without limitation, (i) the Commitment Fee, which shall be due and payable by Seller on the Closing Date; (ii) the Extension Fee, which shall be due and payable by Seller on each date Seller extends the Facility Termination Date and (iii) the Make-Whole Fee, which shall be due and payable by Seller as and when due as set forth in the Fee Letter.

(t)                                    Seller shall enforce a Mortgagor’s obligation to extend, renew or replace any applicable Mortgagor Hedging Transaction with respect to a Mortgagor Hedge Required Asset on or prior to the maturity date for such Mortgagor Hedging Transaction such that at all times such Mortgagor Hedge Required Asset is subject to a legal, valid and binding Mortgagor Hedging Transaction.

(u)                                 With respect to each Future Funding Eligible Asset, Seller shall satisfy all future funding obligations for each such Future Funding Eligible Asset as required pursuant to the applicable Purchased Asset Documents.

13.                               SPECIAL PURPOSE ENTITY

Seller hereby represents and warrants to Buyer, and covenants with Buyer, that as of the date hereof and so long as any of the Transaction Documents shall remain in effect:

(a)                                 It was formed solely for the purpose of (i) holding, directly and subject to this Agreement, the Purchased Assets, (ii) engaging in the Transactions and (iii) performing its obligations under the Transaction Documents and each Seller Hedging Transaction;

(b)                                 It is and intends to remain solvent and intends to pay its debts and liabilities (including employment and overhead expenses) from its own assets as the same shall become due;

(c)                                  It has complied and will comply with the provisions of its certificate of formation and its limited liability company agreement;

(d)                                 It has done or caused to be done and will, to the extent under its control, do all things necessary to observe all limited liability company formalities and to preserve its existence;

(e)                                  It has maintained and will maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates, its members and any other Person, and it will file its own tax returns, if any, which are required by law (except to the extent consolidation is required under GAAP (in the case of financial statements) or has been elected or is mandatory under the Code or the tax law of any State (in the case of tax returns) or is required as a matter of law), provided, however, that Seller’s assets may be included in the consolidated financial statements and tax returns of Guarantor; provided, further, that, (i) an appropriate notation shall be made on such consolidated financial statement to indicate the separateness of Seller from Guarantor and to indicate that Seller’s assets and liabilities are not available to satisfy the debts and other obligations of Guarantor or any other Person and (ii) such assets shall also be listed on Seller’s own separate balance sheet;

(f)                                   It has been, is and will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other Person (including any Affiliate), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself as a division or part of any of its Affiliates, shall maintain and utilize separate stationery, invoices and checks, and shall pay to any Affiliate that incurs costs for office space and administrative services that it uses, the amount of such costs allocable to its use of such office space and administrative services;

(g)                                  It has not owned and will not own any property or any other assets other than the Collateral and cash and interests in hedges and Eligible Assets that are to be offered as Purchased Assets or which have been repurchased;

(h)                                 It has not engaged and will not engage in any business other than the origination, acquisition, ownership, hedging, administering, financing and disposition of the Collateral in accordance with the applicable provisions of the Transaction Documents;

(i)                                     It has not entered into, and will not enter into, any contract or agreement with any of its Affiliates (other than the Transaction Documents), except upon terms and conditions that are substantially similar to those that would be available on an arm’s-length basis with Persons other than an Affiliate;

(j)                                    It has not incurred and will not incur any indebtedness or obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than (A) obligations under the Transaction Documents or the Seller Hedging Transactions and (B) unsecured trade payables in an aggregate amount not to exceed $100,000 at any one time outstanding, incurred in the ordinary course of acquiring, owning, financing and disposing of Purchased Assets; provided, however, that any such trade payables shall be paid within ninety (90) days of the date incurred;

(k)                                 It has not made and will not make any loans or advances (other than Eligible Assets) to any other Person, and shall not acquire obligations or securities of any member or any Affiliate of any member (other than in connection with the acquisition of the Eligible Assets) or any other Person;

(l)                                     It will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(m)                             It shall not seek its dissolution, liquidation or winding up, in whole or in part, or suffer any consolidation or merger with respect to itself or suffer any Change of Control;

(n)                                 It will not commingle its funds and other assets with those of any of its Affiliates or any other Person;

(o)                                 It has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any of its Affiliates or any other Person;

(p)                                 It has not held and will not hold itself out to be responsible for the debts or obligations of any other Person;

(q)                                 It shall not take any of the following actions without the affirmative vote of the Independent Director: (i) permit its members to dissolve or liquidate Seller, in whole or in part; (ii) consolidate or merge with or into any other entity or convey or transfer all or substantially all of its properties and assets to any entity; or (iii) institute any proceeding to be adjudicated as bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition or answer or consent seeking reorganization or relief under the Bankruptcy Code, or effect any similar procedure under any similar law, or consent to the filing of any such petition or to the appointment of a receiver, rehabilitator, conservator, liquidator, assignee, trustee or sequestrator (or other similar official) of Seller or of any substantial part of its property, or order the winding up or liquidation of its affairs, or make an assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take any action in furtherance of any of the foregoing;

(r)                                    It has no liabilities, contingent or otherwise, other than those arising under the Transaction Documents or that are normal and incidental to the origination, acquisition, ownership, hedging, financing and disposition of the Purchased Assets;

(s)                                   It has not and shall not maintain any employees; and

(t)                                    It shall at all times maintain at least one Independent Director whose identity has been made known to Buyer and shall give prior written notice to Buyer of any resignation, withdrawal, discharge or replacement of such Independent Director.  For so long as any Repurchase Obligations under this Agreement and the other Transaction Documents are outstanding, Seller shall not take any of the actions contemplated by Section 13(q) above without the affirmative vote of such Independent Director.

14.                               EVENTS OF DEFAULT; REMEDIES

(a)                                 The occurrence of any of the following events shall be an Event of Default hereunder (each, an “Event of Default”):

(i)                                     Seller fails to repurchase any Purchased Asset upon the related Repurchase Date;

(ii)                                  Seller fails to comply with Section 4 hereof;

(iii)                               an Insolvency Event occurs with respect to Seller or Guarantor (or Originator, provided that solely in the case of such an Insolvency Event with respect to Originator, one or more of Seller or Guarantor and/or their respective assets are substantively consolidated with Originator);

(iv)                              Seller shall admit in writing its inability to, or its intention not to, perform any of its obligations hereunder;

(v)                                 either (A) the Transaction Documents shall for any reason not cause, or shall cease to cause, Buyer to be the owner free of any adverse claim (other than the rights of Seller pursuant to this Agreement) of any of the Purchased Assets, or (B) if a Transaction is recharacterized as a secured financing or the Transaction Documents with respect to any Transaction shall for any reason cease to create a valid first priority security interest in favor of Buyer in any of the Purchased Assets, unless in either such case, Seller shall repurchase the affected Purchased Asset within ten (10) Business Days of the earlier of (i) the receipt of notice by Seller and (ii) actual knowledge of Seller;

(vi)                              failure of Buyer to receive on any Remittance Date the accrued and unpaid Price Differential or any Required Amortization (including, without limitation, in the event the Income paid or distributed on or in respect of the Purchased Assets is insufficient to make such payment and Seller does not make such payment or cause such payment to be made) and Seller fails to cure such failure within three (3) Business Days (except that such failure shall not be an Event of Default if sufficient Income is on deposit in the Cash Management Account and the Depository fails to remit such funds to Buyer);

(vii)                           failure of Seller or Guarantor to make any other payment owing to Buyer which has become due, whether by acceleration or otherwise under the terms of this Agreement which failure is not remedied within the applicable period (in the case of a failure pursuant to Section 4) or ten (10) Business Days (in the case of any other such failure);

(viii)                        any governmental, regulatory, or self-regulatory authority shall have taken any action to remove, limit, restrict, suspend or terminate the rights, privileges, or operations of Seller or Guarantor, which suspension results in a Material Adverse Change;

(ix)                              [Reserved];

(x)                                 a Change of Control shall have occurred;

(xi)                              any representation or warranty made by Seller or Guarantor herein, or in any Transaction Document or in any certificate, notice, report or other document delivered hereunder or under any Transaction Document, shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated which incorrect or untrue representation is not cured within ten (10) Business Days of the earlier of (i) the receipt of notice by Seller and (ii) actual knowledge of Seller (provided that an Event of Default will be deemed immediately to occur (and without opportunity to cure) if any of the representations or warranties made by Seller in Section 10(b)(xxii) of this Agreement shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated), it being understood and agreed (but without limiting Buyer’s rights or Seller’s obligations under Section 27 hereof) that Seller’s repurchase of a Purchased Asset shall be deemed to cure any breach of a representation or warranty made by Seller in Section 10(b)(vi) or Section 10(b)(viii) with respect to such Purchased Asset, unless Seller shall have made such representation or warranty with knowledge that it was incorrect or untrue in any material respect at the time made;

(xii)                           Guarantor shall fail to comply with any of the financial or other covenants set forth in the Guaranty or shall have defaulted or failed to perform under the Guaranty;

(xiii)                        a final non-appealable judgment by any competent court in the United States of America for the payment of money in an amount greater than $250,000 (in the case of Seller) or $15,000,000 (in the case of Guarantor) shall have been rendered against Seller or Guarantor, and remained undischarged or unpaid for a period of sixty (60) days, during which period execution of such judgment is not effectively stayed by bonding over or other means acceptable to Buyer;

(xiv)                       Guarantor shall be in default or failed to perform under any note, indenture, loan agreement, guaranty or repurchase agreement to which it is a party, which default (A) involves the failure to pay a monetary obligation in excess of $15,000,000, or (B) permits the acceleration of the maturity of obligations by any other party to or beneficiary of such note, indenture, loan agreement, guaranty, repurchase agreement or other material contract or material agreement or material transaction due to the failure to observe the financial covenants, if any, set forth therein, which could reasonably be expected to have a material adverse impact on Guarantor’s ability to perform under the Guaranty; provided, however, that any such default, failure to perform, failure to observe or breach shall not constitute an Event of Default if Guarantor cures such default, failure to perform or breach, as the case may be, within the grace period, if any, provided under the applicable agreement;

(xv)                          if Seller or Guarantor shall breach or fail to perform any of the terms, covenants, obligations or conditions of this Agreement or any other Transaction Document, other than as specifically otherwise referred to in this definition of “Event of Default”, and such breach or failure to perform is not remedied within ten (10) Business Days after notice thereof to Seller by Buyer; provided, however, that if such default is susceptible of cure but cannot reasonably be cured within such ten (10) Business Day period and, provided, further that if Seller or Guarantor, as the case may be, shall have commenced to cure such default within such ten (10) Business Day period and thereafter diligently and expeditiously proceeds to cure the same, such ten (10) Business Day period shall be extended for such time as is reasonably necessary for Seller or Guarantor, as the case may be, in the exercise of due diligence, to cure such default, and in no event shall such cure period exceed thirty (30) days;

(xvi)                       a material adverse effect shall have occurred, as determined by Buyer in its commercially reasonable discretion, on (i) the ability of Seller or Guarantor to perform its obligations under any of the Transaction Documents to which it is a party, (ii) the validity or enforceability of any of the Transaction Documents or (iii) the rights and remedies of Buyer or any Affiliate of Buyer under any of the Transaction Documents, unless such material adverse effect relates solely to one or more Purchased Assets or Purchased Asset Documents and Seller repurchases the affected Purchased Assets within three (3) Business Days following written demand of Buyer and such repurchase by Seller will, in Buyer’s reasonable determination, in fact cure such material adverse effect;

(xvii)                    Seller fails to comply with its obligations under any Purchased Asset Document, including without limitation, its obligation to make additional advances to a Mortgagor under a Future Funding Eligible Asset, unless Seller repurchases the affected Purchased Asset within three (3) Business Days following written demand of Buyer;

(xviii)                 Failure of Seller to pay any or all of the Make-Whole Fee as and when the same is due and payable pursuant to the terms of the Fee Letter; or

(xix)                       Any termination event or event of default (however defined) shall have occurred with respect to Seller (or Guarantor or any Affiliate thereof if a party thereto)under any of the Seller Hedging Documents.

(b)                                 If an Event of Default shall occur and be continuing, the following rights and remedies shall be available to Buyer:

(i)                                     At the option of Buyer, exercised by written notice to Seller (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Insolvency Event with respect to Seller or Guarantor (or Originator in the case of such an Insolvency Event with respect to Originator, provided that solely in the case of such an Insolvency Event with respect to Originator, one or more of Seller or Guarantor and/or their respective assets are substantively consolidated with Originator), the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (the date on which such option is exercised or deemed to have been exercised being referred to hereinafter as the “Accelerated Repurchase Date”).

(ii)                                  If Buyer exercises or is deemed to have exercised the option referred to in Section 14(b)(i) of this Agreement:

(A)                               Seller’s obligations hereunder to repurchase all Purchased Assets shall become immediately due and payable on and as of the Accelerated Repurchase Date; and

(B)                               to the extent permitted by applicable law, the Repurchase Price with respect to each Transaction (determined as of the Accelerated Repurchase Date) shall be increased by the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the Accelerated Repurchase Date to but excluding the date of payment of the Repurchase Price (as so increased), (x) the Pricing Rate for such Transaction times (y) the Repurchase Price for such Transaction;

(C)                               the Custodian shall, upon the request of Buyer, deliver to Buyer all instruments, certificates and other documents then held by the Custodian relating to the Purchased Assets; and

(D)                               Buyer may terminate this Agreement.

(iii)                               Buyer may upon notice to Seller (A) immediately sell, at a public or private sale in a commercially reasonable manner and at such price or prices as Buyer may reasonably deem satisfactory any or all Purchased Assets or (B) in its sole and absolute discretion elect, in lieu of selling all or a portion of such Purchased Assets, to give Seller credit for such Purchased Assets in an amount equal to the Market Value of such Purchased Assets (as determined by Buyer in its commercially reasonable discretion and, in any event, no less than the value at which Buyer would carry such Purchased Asset if held for its own account in its “hold to maturity” book) against the aggregate unpaid Repurchase Price for such Purchased Assets and any other amounts owing by Seller under the Transaction Documents.  The proceeds of any disposition of Purchased Assets (or, in the case of clause (B) above, the amount by which Buyer credits Seller for Purchased Assets) effected pursuant to this Section 14(b)(iii) shall be applied, (v) first, to the costs and expenses incurred by Buyer in connection with Seller’s default; (w) second, to consequential damages, including, but not limited to, costs of cover, if any; (x) third, to any unpaid fees, expenses, and indemnity amounts owed to Buyer and any Indemnified Party; (y) fourth, to the Repurchase Price; and (z) fifth, to return any excess to Seller.  For the avoidance of doubt, upon a sale or deemed sale in accordance with this Section 14(b)(iii), Buyer has no further obligation to remit Available Income and payments made by a counterparty under each Seller Hedging Transaction pursuant to the provisions of Section 5 herein.

(iv)                              The parties acknowledge and agree that (1) the Purchased Assets subject to the Transactions hereunder are not instruments traded in a recognized market, and, in the absence of a generally recognized source for prices or bid or offer quotations for any Purchased Assets, Buyer may establish the source therefor in its reasonable discretion and (2) all prices, bids and offers shall be determined together with accrued Income (except to the extent contrary to market practice with respect to the relevant Purchased Assets). The parties recognize that it may not be possible to purchase or sell all Purchased Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Assets may not be liquid at such time.  In view of the nature of the Purchased Assets, the parties agree that liquidation of a Transaction or the Purchased Assets does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner.  Accordingly, Buyer may elect, in its sole and absolute discretion, the time and manner of liquidating any Purchased Assets, and nothing contained herein shall (A) obligate Buyer to liquidate any Purchased Assets on the occurrence and during the continuance of an Event of Default or to liquidate all Purchased Assets in the same manner or on the same Business Day or (B) constitute a waiver of any right or remedy of Buyer under the Transaction Documents.

(v)                                 Seller shall be liable to Buyer for (A) the amount of all expenses, including reasonable legal fees and expenses, actually incurred by Buyer in connection with or as a consequence of an Event of Default, (B) all costs incurred in connection with covering transactions, and (C) any other actual out-of-pocket loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default.

(vi)                              Buyer shall have, in addition to its rights and remedies under the Transaction Documents, all of the rights and remedies provided by applicable federal, state, foreign, and local laws (including, without limitation, if the Transactions are characterized as secured financings, the rights and remedies of a secured party under the UCC of the State of New York, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), in equity, and under any of the Transaction Documents.  Without limiting the generality of the foregoing, Buyer shall be entitled to set-off the proceeds of the liquidation of the Purchased Assets against all of Seller’s obligations to Buyer under this Agreement, whether or not such obligations are then due, without prejudice to Buyer’s right to recover any deficiency.

(vii)                           Subject to the notice and grace periods set forth herein, Buyer may exercise any or all of the remedies available to Buyer immediately upon the occurrence of an Event of Default and at any time during the continuance thereof.  All rights and remedies arising under the Transaction Documents, as amended from time to time, are cumulative and not exclusive of any other rights or remedies which Buyer may have.

(viii)                        Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives any defenses Seller might otherwise have to require Buyer to enforce its rights by judicial process.  Seller also waives any defense Seller might otherwise have arising from the use of nonjudicial process, disposition of any or all Purchased Assets, or from any other election of remedies.  Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(ix)                              Buyer may, without prior notice to Seller, set off any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by Seller to Buyer or any Affiliate of Buyer against any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by Buyer or any Affiliate of Buyer to Seller.  Buyer will give notice to the other party of any set-off effected under this Section 14(b)(ix).  If a sum or obligation is unascertained, Buyer may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained.  Nothing in this Section 14(b)(ix) shall be effective to create a charge or other security interest.  This Section 14(b)(ix) shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other rights to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

(x)                                 Seller shall, within two (2) Business Days following Buyer’s written request, execute and deliver to Buyer such documents, instruments, certificates, assignments and other writings, and do such other acts as Buyer may reasonably request for the purposes of assuring, perfecting and evidencing Buyer’s ownership of the Purchased Assets, including, without limitation: (i) forwarding to Buyer or Buyer’s designee (including, if applicable, the Custodian), any payments Seller or any of its Affiliates receives on account of the Purchased Assets, in each case promptly upon receipt thereof; (ii) to the extent not already contained in the Purchased Asset File, delivering to Buyer or such designee any certificates, instruments, documents, notices or files evidencing or relating to the Purchased Assets which are in Seller’s possession or under its control; (iii) to the extent not already contained in the Purchased Asset File, delivering to Buyer underwriting summaries, credit memos, asset summaries, status reports or similar documents relating to the Purchased Assets and in Seller’s possession or under its control.

(xi)                              Seller hereby appoints Buyer as attorney-in-fact of Seller for the purpose of carrying out the provisions of this Agreement and taking any action and executing or endorsing any instruments that Buyer may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest.

15.                               SINGLE AGREEMENT

Buyer and Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other.  Accordingly, each of Buyer and Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set-off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

16.                               CONFIDENTIALITY

All information regarding the terms set forth in any of the Transaction Documents and/or the Transactions shall be kept confidential and shall not be disclosed by either party to any Person, and all written information regarding the terms set forth in any of the Purchased Asset Documents or otherwise provided by Seller or any Affiliate thereof to Buyer in connection with the Transactions shall be kept confidential and shall not be disclosed by Buyer to any Person, except, in either case, (a) to the Affiliates of such party or its or their respective directors, officers, employees, agents, advisors, attorneys, accountants and other representatives who are informed of the confidential nature of such information and instructed to keep it confidential, (b) to the extent requested by any regulatory authority or required by Requirements of Law (including, without limitation, if and to the extent required under applicable securities laws), (c) to the extent required to be included in the financial statements of either party or an Affiliate thereof, (d) to the extent required to exercise any rights or remedies under the Transaction Documents, Purchased Assets, Purchased Asset Documents or Mortgaged Properties, (e) to the extent required to consummate and administer a Transaction, (f) to any actual or prospective Eligible Assignee which agrees to comply with this Section 16, (g) to the extent required in connection with any litigation between the parties in connection with any Transaction Document; or (h) if the Transaction Documents and/or Purchased Asset Documents and/or such information is generally known or a matter of public record (but not by virtue of a breach by the disclosing party of its obligations hereunder);  provided, that no such disclosure made with respect to any Transaction Documents or Purchased Asset Documents shall include a copy of such Transaction Document or Purchased Asset Document to the extent that a summary would suffice, but if it is necessary for a copy of any Transaction Document or Purchased Asset Document to be disclosed, all pricing and other economic terms set forth therein shall be redacted before disclosure to the extent such disclosure can be satisfied by a redacted copy of such Transaction Document or Purchased Asset Document.

17.                               NOTICES AND OTHER COMMUNICATIONS

Unless otherwise provided in this Agreement, all notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of attempted delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (d) by telecopier (with answerback acknowledged) provided that such telecopied notice must also be delivered by one of the means set forth in (a), (b) or (c) above, to the address specified in Annex I hereto or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 17.  A notice shall be deemed to have been given: (a) in the case of hand delivery, at the time of delivery, (b) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day, (c) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day, or (d) in the case of telecopier, upon receipt of answerback confirmation, provided that such telecopied notice was also delivered as required in this Section 17.  A party receiving a notice which does not comply with the technical requirements for notice under this Section 17 may elect to waive any deficiencies and treat the notice as having been properly given.

18.                               ENTIRE AGREEMENT; SEVERABILITY

This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions.  Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

19.                               ASSIGNABILITY

(a)                                 The rights and obligations of Seller under the Transaction Documents and under any Transaction shall not be assigned by Seller without the prior written consent of Buyer.

(b)                                 Buyer may, at any time and from time to time, assign, in whole or in part, its rights and obligations under the Transaction Documents and/or under any Transaction or may issue one or more participation interests with respect to any or all of the Transactions (i) to any Affiliate without the consent of or notice to, Seller or (ii) to any Eligible Assignee without the consent of but after prior notice to Seller; provided, that with respect to any assignment by Buyer of less than one hundred percent (100%) of Buyer’s rights and obligations under the Transaction Documents or any participation, Seller shall not be obligated to deal directly with any party other than Buyer in connection with such Transactions.  Seller shall reasonably cooperate with Buyer in connection with any assignment or participation.

(c)                                  In connection with any participations in or to all or any portion of Buyer’s rights or obligations under the Transaction Documents and/or under any Transaction, (i) Buyer’s obligations under this Agreement shall remain unchanged and (ii) Buyer shall remain solely responsible to Seller for the performance of such obligations, subject to and in accordance with the terms and provisions hereof and of the other Transaction Documents.

(d)                                 Subject to the foregoing, the Transaction Documents and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.  Nothing in the Transaction Documents, express or implied, shall give to any Person, other than the parties to the Transaction Documents and their respective successors and assigns, any benefit or any legal or equitable right, power, remedy or claim under the Transaction Documents.

20.                               GOVERNING LAW

This Agreement shall be governed by the laws of the State of New York without giving effect to the conflict of law principles thereof except for Sections 5-1401 of the General Obligations Law of the State of New York.

21.                               NO WAIVERS, ETC

No express or implied waiver of any Event of Default by Buyer shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by Buyer shall constitute a waiver of its right to exercise any other remedy hereunder.  No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto and accompanied by a duly executed and delivered reaffirmation by Guarantor of the Guaranty.  Without limitation on any of the foregoing, the failure to give a notice pursuant to Sections 4(b), 4(c), 4(d) or 4(e) hereof will not constitute a waiver of any right to do so at a later date.

22.                               USE OF EMPLOYEE PLAN ASSETS

If assets of an employee benefit plan subject to Title I of ERISA or Section 4975 of the Code are intended to be used by either party hereto (the “Plan Party”) in the Transaction, the Plan Party shall so notify the other party prior to the Transaction.  The Plan Party shall represent in writing to the other party that the Transaction does not constitute a prohibited transaction under ERISA or Section 4975 of the Code or is otherwise exempt therefrom, and the other party may proceed in reliance thereon but shall not be required so to proceed.

23.                               INTENT

(a)                                 The parties recognize that: (i) each Transaction is a “repurchase agreement” as that term is defined in Section 101(47) of the Bankruptcy Code, (ii) each Transaction is a “securities contract” as that term is defined in Section 741(7) of the Bankruptcy Code, (iii) all payments hereunder are “settlement payments” as defined in Section 741(8) of the Bankruptcy Code, and (iv) the grant of a security interest set forth in Sections 6 and 29(b) hereof to secure the rights of Buyer hereunder also constitutes a “repurchase agreement” as contemplated by Section 101(47)(A)(v) of the Bankruptcy Code and a “securities contract” as contemplated by Section 741(7)(A)(xi) of the Bankruptcy Code.  It is further understood that this Agreement constitutes a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code with respect to each Transaction so constituting a “repurchase agreement” or “securities contract”.  Each party hereto hereby further agrees that it shall not challenge the characterization of this Agreement as a “repurchase agreement,” “securities contract” and/or “master netting agreement” within the meaning of the Bankruptcy Code.

(b)                                 It is understood that Buyer’s right to accelerate or terminate this Agreement or to liquidate Purchased Assets delivered to it in connection with any Transaction hereunder or to exercise any other remedies pursuant to Section 14 hereof is a contractual right to liquidate, accelerate or terminate such Transaction as described in Sections 555, 559 and 561 of the Bankruptcy Code.

(c)                                  The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(d)                                 It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

(e)                                  The parties agree and acknowledge that (i) the security interest granted to Buyer in the Originator Pledge and Security Agreement is granted to Buyer to induce Buyer to enter into this Agreement and (ii) such security interest and the Guaranty relate to the Transactions as part of an integrated, simultaneously-closing suite of secured financial contracts.

(f)                                   In light of the intent set forth above in this Section 23,  Seller agrees that, from time to time upon the written request of Buyer, Seller will cooperate in good faith with Buyer to execute and deliver any supplements, modifications, addendums or other documents as may be necessary or desirable in order to cause this Agreement and the Transactions contemplated hereby to qualify for, comply with the provisions of, or otherwise satisfy, maintain or preserve the criteria for safe harbor treatment under the Bankruptcy Code for “repurchase agreements”, “securities contracts” and “master netting agreements”; in each case provided that Buyer has a reasonable basis for requiring the same, including, without limitation, as a result of the adoption of or any change in any applicable law, statute or regulation or in the interpretation or application thereof (provided, that any such request shall be on terms substantially consistent with, and no less favorable in any material respect to Seller than, Buyer’s requirements for other, similarly situated parties for whom Buyer has established comparable facilities).  Buyer’s failure to request, or Buyer’s or Seller’s failure to execute, such supplements, modifications, addendums or other documents does not in any way alter or otherwise change the intention of the parties hereto that this Agreement and the Transactions hereunder constitute “repurchase agreements”, “securities contracts” and/or a “master netting agreement” as such terms are defined in the Bankruptcy Code.

24.                               DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

The parties acknowledge that they have been advised that:

(a)                                 in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Securities Exchange Act of 1934 (“1934 Act”), the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder;

(b)                                 in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and

(c)                                  in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

25.                               CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

(a)                                 Each party irrevocably and unconditionally (i) submits to the non-exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement and (ii) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile.

(b)                                 To the extent that either party has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such party hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement.

(c)                                  The parties hereby irrevocably consent to the service of any summons and complaint and any other process by the mailing of copies of such process to them at their respective address specified herein.  The parties hereby agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Section 25 shall affect the right of Buyer to serve legal process in any other manner permitted by law or affect the right of Buyer to bring any action or proceeding against Seller or its property in the courts of other jurisdictions.

(d)                                 EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION

DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

26.                               NO RELIANCE

Each of Buyer and Seller hereby acknowledges, represents and warrants to the other that, in connection with the negotiation of, the entering into, and the performance under, the Transaction Documents and each Transaction thereunder:

(a)                                 It is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the other party to the Transaction Documents, other than the representations expressly set forth in the Transaction Documents;

(b)                                 It has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of any Transaction) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the other party;

(c)                                  It is a sophisticated and informed Person that has a full understanding of all the terms, conditions and risks (economic and otherwise) of the Transaction Documents and each Transaction thereunder and is capable of assuming and willing to assume (financially and otherwise) those risks;

(d)                                 It is entering into the Transaction Documents and each Transaction thereunder for the purposes of managing its borrowings or investments or hedging its underlying assets or liabilities and not for purposes of speculation; and

(e)                                  It is not acting as a fiduciary or financial, investment or commodity trading advisor for the other party and has not given the other party (directly or indirectly through any other Person) any assurance, guaranty or representation whatsoever as to the merits (either legal, regulatory, tax, business, investment, financial accounting or otherwise) of the Transaction Documents or any Transaction thereunder.

27.                               INDEMNITY

Seller hereby agrees to indemnify Buyer, Buyer’s Affiliates and each of Buyer’s and each of Buyer’s and its Affiliates’ officers, directors, employees and agents (“Indemnified Parties”) from and against any and all liabilities, obligations, actual out-of-pocket losses, actual out-of-pocket damages, actual out-of-pocket penalties, actions, judgments, suits, claims, actual out-of-pocket taxes (including stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement and the documents delivered in connection herewith, other than Excluded Taxes), actual out-of-pocket fees, actual out-of-pocket costs, actual out-of-pocket expenses (including, without limitation, reasonable attorneys’ fees and disbursements) or disbursements which may at any time (including, without limitation, such time as this Agreement shall no longer be in effect and the Transactions shall have been repaid in full) be imposed on or asserted against any Indemnified Party in any way whatsoever arising out of or in connection with, or relating to, this Agreement or any Transactions hereunder (or any breach by Seller, Guarantor or Originator or any Affiliate thereof of their respective obligations under any of the Transaction Documents (including, without limitation, any breach by Seller of its obligations under Article V of the Custodial Agreement) or any action taken or omitted to be taken by any Indemnified Party under or in connection with any of the foregoing (including, without limitation, all Indemnified Amounts with respect to all Purchased Assets that are Future Funding Eligible Assets relating to or arising out of any failure or alleged failure by Seller (or any Affiliate thereof), Buyer or any other Person to fund any future funding obligations under any Future Funding Eligible Asset) (all of the foregoing, collectively, “Indemnified Amounts”); provided, that Seller shall not be liable for Indemnified Amounts resulting from the gross negligence or willful misconduct of any Indemnified Party.  Without limiting the generality of the foregoing, Seller agrees to hold Buyer and the other Indemnified Parties harmless from and indemnify Buyer and the other Indemnified Parties against all Indemnified Amounts with respect to (w) any breach by Seller of the separateness covenants set forth in Section 13 of this Agreement, (x) any Change of Control, (y) any breach of any representations and warranties made by Seller or an Affiliate of Seller contained in this Agreement or in any other Transaction Document, including but not limited to any representations and warranties relating to Environmental Laws, and (z) (or in any way affecting) Seller’s or any of its Affiliate’s properties or any of the Purchased Assets relating to, arising out of or attributable to any violation or alleged violation of any Environmental Law (including, without limitation, the correction of any environmental condition, or the removal of any substances, materials, wastes, pollutants or contaminants defined as hazardous or toxic or regulated under any applicable Environmental Laws) or any consumer credit laws, including without limitation ERISA, the Truth in Lending Act and/or the Real Estate Settlement Procedures Act, that, in each case, results from anything other than Buyer’s gross negligence or willful misconduct.  In any suit, proceeding or action brought by Buyer in connection with any Purchased Asset for any sum owing thereunder, or to enforce any provisions of any Purchased Asset, Seller will save, indemnify and hold Buyer harmless from and against all expenses (including, without limitation, reasonable attorneys’ fees), loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from Seller.  Seller agrees to reimburse Buyer as and when billed by Buyer for all of Buyer’s reasonable costs and out-of-pocket expenses incurred in connection with the enforcement or the preservation of Buyer’s rights under this Agreement or any Transaction contemplated hereby, including, without limitation, the reasonable fees and disbursements of its counsel.  Without prejudice to the survival of any other agreement of Seller hereunder, the agreements and obligations of Seller contained in this Section 27 shall survive the termination of this Agreement and the other Transaction Documents.

28.                               DUE DILIGENCE

Seller acknowledges that, at reasonable times and upon reasonable notice, Buyer has the right to perform continuing due diligence reviews with respect to the Purchased Assets, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and Seller agrees that upon reasonable prior notice to Seller, Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Purchased Asset Files, Servicing Records and any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession or under the control of Seller, the Servicer or subservicer and/or the Custodian (provided, that unless an Event of Default has occurred and is continuing or unless Buyer otherwise has a commercially reasonable basis for doing so, Buyer shall not be permitted to conduct more than one (1) such review during any calendar year).  Seller also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Purchased Asset Files and the Purchased Assets.  Without limiting the generality of the foregoing, Seller acknowledges that Buyer may enter into Transactions with Seller based solely upon the information provided by Seller to Buyer and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all Purchased Assets.  Buyer may underwrite such Purchased Assets itself or engage a third party underwriter to perform such underwriting.  Seller agrees to reasonably cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession, or under the control, of Seller.  Seller agrees to pay Buyer such amount as is necessary to cover Buyer’s actual, reasonable, out-of-pocket costs incurred in performing due diligence for each prospective Purchased Asset, including, without limitation, third-party desk reviews of environmental and engineering reports and other due diligence and fees and disbursements of Buyer’s counsel.  Buyer will notify Seller if it anticipates due diligence legal costs and fees to exceed $10,000 with respect to any prospective Purchased Asset, and further Buyer will endeavor to keep Seller informed of due diligence legal costs and fees by providing updates to Seller from time to time (but in no event shall Buyer shall have any liability or obligation to Seller or otherwise for any failure to so notify or inform Seller (nor shall the same constitute or be deemed to constitute a default by Buyer hereunder) and in all events Seller shall be obligated to pay to full amount of such costs and fees as provided in this Section 28).

29.                               SERVICING

(a)                                 Seller and Buyer agrees that all Servicing Rights with respect to the Purchased Assets are being transferred hereunder to Buyer on the applicable Purchase Date and such Servicing Rights shall be transferred by Buyer to Seller upon Seller’s payment of the Repurchase Price for the Purchased Assets.  Notwithstanding the transfer of Servicing Rights to Buyer, Buyer hereby agrees that the Servicer may continue to service the Purchased Assets (excluding the Servicing Rights) for the benefit of Buyer and, if Buyer shall exercise its rights to pledge or hypothecate the Purchased Assets prior to the Repurchase Date pursuant to Section 8 hereof, Buyer’s assigns subject to and in accordance with the terms and provisions of the Servicing Agreement; provided, however, that such Servicer shall have entered into documentation satisfactory to Buyer acknowledging Buyer’s interest in the related Purchased Assets and its rights to sell such Purchased Assets on a servicing-released basis and to terminate the term of such Servicing Rights with respect to any Purchased Assets sold by Buyer upon the occurrence and during the continuance of an Event of Default.  Seller shall cause the Purchased Assets to be serviced in accordance with Accepted Servicing Practices.

(b)                                 Seller agrees that Buyer is the owner of all servicing records, including but not limited to the Servicing Agreement any and all other servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Purchased Assets (collectively, the “Servicing Records”) so long as the Purchased Assets are subject to this Agreement.  Seller covenants to safeguard such Servicing Records (if any are in Seller’s possession) and to deliver them promptly to Buyer or its designee (including the Custodian) at Buyer’s request.

(c)                                  Upon the occurrence and during the continuance of an Event of Default, Buyer may, in its sole and absolute discretion, (i) subject to Section 14 hereof, sell its rights to the Purchased Assets on a servicing-released basis and/or (ii) terminate any Servicer or any sub-servicer of the Purchased Assets with or without cause, in each case without payment of any termination fee.  Seller shall cause the Servicer to cooperate with Buyer in effecting such termination and transferring all authority to service such Purchased Asset to the successor servicer, including requiring the Servicer to (i) promptly transfer all data in its possession relating to the Purchased Assets to the successor servicer in such electronic format as the successor servicer may reasonably request, (ii) promptly transfer to the successor servicer, Buyer or Buyer’s designee, the Purchased Asset File and all other files, records, correspondence and documents in its possession relating to the Purchased Assets and (iii) use commercially reasonable efforts to cooperate and coordinate with the successor servicer and/or Buyer to comply with any applicable so-called “goodbye” letter requirements or other applicable requirements of the Real Estate Settlement Procedures Act or other applicable legal or regulatory requirement associated with the transfer of the servicing of the applicable Purchased Assets.  Seller agrees that if Seller or any Servicer fails to cooperate with Buyer or any successor servicer in effecting the termination of such Servicer as servicer of any Purchased Asset or the transfer of all authority to service such Purchased Asset to such successor servicer in accordance with the terms hereof and the Servicing Agreement, Buyer will be irreparably harmed and entitled to injunctive relief.

(d)                                 Seller shall not employ any Servicer (or sub-servicer), unless such Servicer is otherwise approved by Buyer to service the Purchased Assets (excluding the Servicing Rights).  Seller shall irrevocably assign to Buyer all of its rights, title and interest under the Servicing Agreement as a condition of allowing the Purchased Assets (excluding the Servicing Rights) to be serviced by a Servicer thereunder and shall cause such Servicer engaged by Seller to execute a letter agreement with Buyer acknowledging Buyer’s security interest, agreeing that it shall deposit all Available Income and any other sums required to be remitted to the holder of the Purchased Assets under the related loan documents to the Depository for deposit in the Cash Management Account as set forth in Section 5 hereof or as otherwise directed in a written notice signed by Buyer for so long as such Purchased Asset is subject to this Agreement, and acknowledging Buyer’s rights to terminate servicing as otherwise set forth in this Section 29.

(e)                                  If the Servicer is an Affiliate of Seller or Guarantor, the payment of servicing fees shall be subordinate to payment of amounts outstanding under any Transaction and this Agreement.

30.                               CASH MANAGEMENT ACCOUNT

Seller shall take all actions necessary or otherwise required by Depository to activate the Cash Management Account under the Blocked Account Agreement as soon as reasonably practicable (but in any event not later than ten (10) Business Days prior to the Initial Remittance Date).  Until such time as the Cash Management Account is activated, Seller shall (and shall cause Servicer to) hold and retain all Available Income in trust for the benefit of Buyer and cause the same to be deposited into the Cash Management Account within two (2) Business Days of the activation thereof.  Failure of Seller to comply with the terms and provisions of this Section 30 (including, without limitation, any failure of Seller to cause the Cash Management Account to be activated within the time period provided herein) shall constitute an Event of Default.

31.                               MISCELLANEOUS

(a)                                 All rights, remedies and powers of Buyer hereunder and in connection herewith are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all other rights, remedies and powers of Buyer whether under law, equity or agreement.  In addition to the rights and remedies granted to it in this Agreement, to the extent this Agreement is determined to create a security interest, Buyer shall have all rights and remedies of a secured party under the UCC.

(b)                                 The Transaction Documents may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

(c)                                  The headings in the Transaction Documents are for convenience of reference only and shall not affect the interpretation or construction of the Transaction Documents.

(d)                                 Without limiting the rights and remedies of Buyer under the Transaction Documents, Seller shall pay Buyer’s reasonable actual out-of-pocket costs and expenses, including reasonable fees and expenses of accountants, attorneys and advisors, incurred in connection with the preparation, negotiation, execution and consummation of and any amendment, supplement or modification to, the Transaction Documents and the Transactions thereunder.  Seller agrees to pay Buyer on demand all costs and expenses (including reasonable expenses for legal services of every kind) of any subsequent enforcement of any of the provisions hereof, or of the performance by Buyer of any obligations of Seller in respect of the Purchased Assets, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of the Collateral and for the custody, care or preservation of the Collateral (including insurance costs) and defending or asserting rights and claims of Buyer in respect thereof, by litigation or otherwise.  In addition, Seller agrees to pay Buyer on demand all reasonable costs and expenses (including reasonable expenses for legal services) incurred in connection with the maintenance of the Cash Management Account and registering the Collateral in the name of Buyer or its nominee.  All such expenses shall be recourse obligations of Seller to Buyer under this Agreement.

(e)                                  Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or be invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(f)                                   The parties acknowledge and agree that although they intend to treat each Transaction as a sale of the Purchased Assets, other than for tax purposes, in the event that such sale shall be recharacterized as a secured financing, this Agreement shall also serve as a security agreement with respect to Buyer’s rights in the Collateral.  In order to secure and to provide for the prompt and unconditional repayment of the Repurchase Price and the performance of its obligations under this Agreement, Seller hereby pledges to Buyer and hereby grants to Buyer a first priority security interest in all of its rights in the Purchased Assets.  Seller hereby covenants to file all UCC financing statements required by Buyer in order to perfect its security interest created hereby in such rights and obligations granted above, it being agreed that Seller shall pay any and all fees required to file such financing statements.  The parties further acknowledge and agree to treat each Transaction as indebtedness of Seller secured by the Purchased Assets for all tax purposes, including U.S. federal income tax purposes, unless required by law to treat any Transaction in a different manner.

(g)                                  This Agreement, the Fee Letter and each Confirmation contains a final and complete integration of all prior expressions by the parties with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties with respect to such subject matter, superseding all prior oral or written understandings.

(h)                                 The parties understand that this Agreement is a legally binding agreement that may affect such party’s rights.  Each party represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.

(i)                                     Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day first written above.

SELLER:

ACRC LENDER ML LLC,
a Delaware limited liability company

By:	/s/ Thomas A. Jaekel
	Name:	Thomas A. Jaekel
	Title:	Vice President

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BUYER:

METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation

By:	/s/ Michael Hofheinz
	Name:	Michael Hofheinz
	Title:	Director

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